SYS

 261,552 Shares of
Common Stock

    This prospectus relates to the resale by C-Cubed Corp., a Virginia corporation, as a selling shareholder of up to 261,552 shares of our common stock based on current market prices. The selling shareholder may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions. The selling shareholder is deemed an underwriter of the shares of common stock they are offering. We will pay the expenses of registering these shares.

    You should read this document and any prospectus supplement carefully before you invest.

    Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-the-Counter Bulletin Board under the symbol "SYYS.OB." The last reported sales price per share of our common stock, as reported by the Over-the-Counter Bulletin Board on April 29, 2003 was $2.40.

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Investing in our common stock involves significant risks.
See "Risk Factors" beginning on page 2.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 30, 2003

Page i

PROSPECTUS SUMMARY

    The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.
Our Company

    SYS is a professional services company that offers engineering, management and information technology consulting services and solutions. The Company currently provides technical professional services to multiple U.S. government agencies, state governments and private organizations in the management, information technologies, engineering, insurance, accounting, healthcare, medical, energy, banking and communications industries. We have ongoing contracts with the U.S. Navy and the General Services Administration.

    The Company was formed in 1966 as Systems Associates, Inc. and became a public corporation in 1968. It subsequently changed its name to Systems Associates, Inc. of California and then to SYS in 1985. In 2001, the Company acquired Testmasters, Inc., which now operates as a wholly owned subsidiary of the Company. Our corporate headquarters are in San Diego, California, and we maintain regional offices in Arlington and Chesapeake, Virginia, Golden, Colorado and Oxnard, California. Through our regional offices we are able to provide our customers with localized teams to respond to their needs.

    Over the next few years, we intend to implement a "roll-up" strategy through the acquisition of other small government services companies. Although no acquisitions are as yet probable, we expect that, in order to meet our growth objectives, we may need to raise additional capital, through a combination of additional future debt and equity offerings.

The Offering

Common stock offered by selling shareholder	261,552 shares. This number represents 4.8% of our
current outstanding stock. (1)
Common stock to be outstanding after the offering	5,473,165 shares
Proceeds to Company	We will not receive proceeds from the resale of shares by the selling shareholder.
Over-the-Counter Bulletin Board Symbol	SYYS.OB

(1)     Based on 5,473,165 shares of common stock outstanding as of April 30, 2003, which excludes: (i) up to 1,800,200 shares of common stock issuable upon exercise of employee stock options, (ii) 1,000,000 shares upon the conversion of convertible notes, and (iii) 252,500 warrants to purchase common stock at a price of one dollar ($1.00) per share.

RISK FACTORS

    This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related To Our Business:

Any inability to adequately retain or protect our employees, customer relationships and proprietary technology could harm our ability to compete.

    Our future success and ability to compete depends in part upon our employees, customer relationships, proprietary technology and trademarks, which we attempt to protect with a combination of patent, copyright, trademark and trade secret claims, as well as with our confidentiality procedures and contractual provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from soliciting our employees or customers or infringing upon or misappropriating our intellectual property.

    Our employees, customer relationships and intellectual property may not be adequate to provide us with a competitive advantage or to prevent competitors from entering the markets for our products and services. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, and equivalent or superior to, our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations.

We depend upon a single customer for most of our revenues, and a decrease in their demand for our services might harm our operating results.

    A substantial part of our business at the present time is with the U.S. Navy. Even though the level of business with this customer is growing and we have negotiated multiple-year contracts, there is no certainty that budget changes in Congress or the Department of Defense ("DoD") will not seriously affect us.

Most of our customers are government agencies subject to unique political and budgetary constraints and have special contracting requirements that may affect our ability to obtain new government customers.

    Most of our customers are government agencies, principally DoD agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that frequently occur in the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenues or payments may be substantially delayed.

    In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain a particular contract. Common requirements in government contracts include bonding requirements, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty and provisions permitting the agency to perform investigations or audits of our business practices.

The departure of certain key personnel could harm the financial condition of the Company.

    Clifton L. Cooke, Jr., Michael Fink, Charles Vandeveer, Linda Gagnon and  Ken Regan, are intimately involved in our business and have day to day relationships with critical customers. SYS is not able to afford additional staff to supplement these key personnel. Competition for highly skilled business, product development, technical and other personnel is intense, and there can be no assurance that we will be successful in recruiting new personnel or in retaining our existing personnel. A failure on our part to retain the services of these key personnel could have a material adverse effect on our operating results and financial condition. We do not maintain key man life insurance on any of our employees.

We face numerous competitors.

    We have many competitors with comparable characteristics and capabilities that compete for the same group of customers. Our competitors are competent and experienced and are continuously working to take projects away from us. Some of our competitors have greater financial, technical, marketing and other resources than we do. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sales and marketing of their products and services than are available to us.

There are risks associated with our planned growth.

    We plan to grow the Company's revenues and profits by adding to our existing customer base through internal growth and by the acquisition of other government services companies.  Over the past two years we have hired senior management personnel capable of establishing new business units within the Company.  The San Diego Operations Division was established during FY 2001 and has grown steadily since inception.  The East Coast Operations Division was established during FY 2002 and has also grown steadily since inception.  Both of these divisions were started with no assurance that they would develop into successful business units.  Rapid expansion through internal growth has required additional capital resources.  We plan to continue this approach to building our government services business.  There can be no assurance that this approach will result in increased profitability in the future.

    Management believes that SYS can grow through the acquisition of other government services companies as part of a "roll-up" strategy.  The acquisition of other companies is uncertain and contains a variety of business risks, including:  cultural differences, the retention of key personnel, competition, protection of intellectual property, profitability industry changes and others.

    We made two acquisitions over the past year.  Testmasters, Inc. and Shadow Research International, Inc.   The downsizing of the Information Technology industry has had an adverse impact upon Testmasters and its traditional business revenue is lower than expected.  As a result, Testmasters has refocused its effort in the area of Information Assurance and Internet Security.  Testmasters has invested heavily in this new business area and has yet to receive revenue from these investments.  Through the date of this prospectus, Testmasters has generated net operating losses.  Shadow Research International is profitable, but has no long-term contracts.  In order for Shadow Research International to be profitable, new contracts will have to be won.  There is no assurance that these companies, or any future acquisitions will contribute to the Company's earnings in the future.

    Although we have not identified any acquisition candidates, we intend to attempt to expand our operations through the acquisition of other small government services companies. Acquisitions and attempted acquisitions may place a strain on our limited personnel, financial and other resources. Our ability to manage this growth, should it occur, will require expansion of our capabilities and personnel.  Although no acquisitions are as yet probable, we expect that, in order to meet our growth objectives, we may need to raise additional capital, through the combination of future debt and equity offerings.  We may not be able to find qualified personnel to fill additional positions or be able to successfully manage a larger organization.

    We have very limited assets upon which to rely for adjusting to business variations and for growing new businesses. While we are likely to look for new funding to assist in the acquisition of other profitable businesses, it is uncertain whether such funds will be available. Our substantial reliance on our revolving line of credit with Comerica Bank - California imposes certain limitations on us. If we are to grow and expand our operations, we will need to raise significant amounts of additional capital. There can be no assurance that we will be successful in raising a sufficient amount of additional capital, or if we are successful, that we will be able to raise capital on reasonable terms. If we do raise additional capital, our existing shareholders may incur substantial and immediate dilution.

There are risks associated with forward-looking statements made by us, and actual results may differ.

    Some of the information in this prospectus and the registration statement of which it is a part contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "intend" and "continue," or similar words. You should read statements that contain these words carefully because they:

    -- discuss our future expectations;
    -- contain projections of our future results of operations or of our financial condition; and
    -- state other "forward-looking" information.

    We believe it is important to communicate our expectations. However, there will be events in the future that we are not able to accurately predict, or over which we have little or no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.

Risks Relating To Our Current Financing Agreements:

There are a large number of shares underlying our convertible notes that may be available for future sale, and the sale of these shares may depress the market price of our common stock.

    As of April 30, 2003, we had issued and outstanding, 5,473,165 shares of common stock, convertible promissory notes  that may be converted into 1,000,000 shares of common stock, 644,518 exercisable options for the acquisition of shares of common stock and 252,500 warrants to purchase common stock at a price of one dollar per share. The sale of shares issued upon any conversion of our outstanding convertible notes or the exercise of outstanding options or warrants could adversely affect the market price of our common stock.

Risks Relating To Our Common Stock:

There is a limited market for our common stock.

    Our common stock is traded in the Over-the-Counter Bulletin Board market, and this may cause delays in the timing of transactions and reductions in the number and quality of securities analysts' reporting on us and the extent of our coverage in the media. Trading in our common stock has been sporadic, and at present, there is a limited market for it. There can be no assurance that a stronger market will develop. Even if such a market does develop, it may not be sustained.

Future sales of our common stock by existing shareholders under Rule 144 could decrease the trading price of our common stock.

    As of March 29, 2003, a total of 2,397,640 shares of our outstanding common stock were "restricted securities" and could be sold in the public markets only in compliance with Rule 144 adopted under the Securities Act of 1933 or other applicable exemptions from registration. Rule 144 provides that a person holding restricted securities for a period of one year may thereafter sell, in brokerage transactions, an amount not exceeding in any three-month period the greater of either (i) 1% of the issuer's outstanding common stock or (ii) the average weekly trading volume in the securities during a period of four calendar weeks immediately preceding the sale. Persons who are not affiliated with the issuer and who have held their restricted securities for at least two years are not subject to the volume limitation. Possible or actual sales of our common stock by present shareholders under Rule 144 could have a depressive effect on the price of our common stock.

    Our directors and executive officers beneficially own approximately 32.5% of our stock; their interests could conflict with yours; significant sales of stock held by them could have a negative effect on our stock price; shareholders may be unable to exercise control.

    As of March 29, 2003, our executive officers, directors and affiliated persons were the beneficial owners of approximately 43.3% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant ability to:

    -- elect or defeat the election of our directors;
    -- amend or prevent amendment of our articles of incorporation or bylaws;
    -- effect or prevent a merger, sale of assets or other corporate transaction; and
    -- control the outcome of any other matter submitted to the shareholders for vote.

    As a result of their ownership and positions, our directors and executive officers, collectively, are able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Our common stock is subject to "penny stock" rules.

    Our common stock is classified as a penny stock by the Securities and Exchange Commission. This classification severely and adversely affects the market liquidity for our common stock. The Commission has adopted Rule 15g-9, which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, sets forth (i) the basis on which the broker or dealer made the suitability determination and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in public offerings and secondary trading and about the commissions payable to the broker-dealer and registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans" and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, and other sections of this prospectus.

RECENT FINANCINGS

    During a period from October, 2001 through January, 2002, SYS sold 40 Units to investors, pursuant to subscription agreements. Each Unit consisted of (i) 25,000 shares of the Company's common stock at a price of one dollar ($1.00) per share and (ii) a $25,000 10% unsecured convertible note, which is convertible into 25,000 shares of common stock. To date, no note has been converted. The note bears interest at 10% and is convertible into our common stock at $1.00 a share. The unconverted portion of the note is due and payable three years from the date of issuance, unless extended to a forty-eight month term at the option of the holder.  The resale of the common stock included in and underlying the units was registered on Form SB-2 effective June 18, 2002.

USE OF PROCEEDS

    This prospectus relates to 261,552 shares of our common stock which may be sold from time to time by the selling shareholder. We will not receive any part of the proceeds of the sale of common stock by the selling shareholder.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

    Our common stock is traded in the Over-the-Counter Bulletin Board market under the symbol "SYYS.OB." The Over-the-Counter Bulletin Board is sponsored by the National Association of Securities Dealers (NASD) and is a network of security dealers who buy and sell stocks.

    The following table sets forth the high and low bid prices per share of our common stock during our three most recent fiscal years. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                                                                                                                               Low                                     High

2000
First Quarter	$0.42	$0.61
Second Quarter	0.44	0.60
Third Quarter	0.77	1.58
Fourth Quarter	0.69	1.23
2001
First Quarter	$0.51	$0.98
Second Quarter	0.54	0.84
Third Quarter	0.79	1.18
Fourth Quarter	0.81	1.27
2002
First Quarter	$1.25	$1.27
Second Quarter	1.40	1.10
Third Quarter	1.22	1.40
Fourth Quarter	1.21	1.89

    As of January 31, 2003, our common stock shares were held by 441 shareholders of record, including those holders of record through depository accounts. The transfer agent of our common stock is Mellon Investor Services, 400 South Hope Street, 4th Floor, Los Angeles, CA 90071.

DIVIDEND POLICY

    Our board of directors determines any payment of dividends. We have never declared or paid cash dividends on our common stock. We do not expect to authorize the payment of cash dividends on our shares of common stock in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

    Cumulative dividends on our Series B 9% Cumulative Convertible Callable Nonvoting Preference Stock are payable at the annual rate of 9%. Currently, 69,781 shares of this preference stock remain outstanding. Cash dividends paid on the preference stock totaled $6,280 in both 2002 and 2001.

    The company exercised its rights to convert the Company's preferred stock.  All preferred stock shareholders were given the option that they may receive cash in the amount equal to 100% of the par value ($0.50) of each share of preferred stock in redemption of each share or one share of the Company's common stock (no par value) for two shares of preferred stock plus accrued dividends through May 15, 2002 and all preferred stock was converted to stock or cash at that time.

BUSINESS

Overview

    We provide engineering, management and technical services to public and private sector customers. SYS was formed and incorporated in the State of California in 1966 as Systems Associates, Inc. It became a public corporation in 1968 and engaged in systems analysis, systems engineering, computer services and software for government and industry. In addition to providing these services, we conducted other business activities in computer network operations and software applications, water resources development and management, and in engineering services for sanitary waste development and construction management, which we subsequently sold in 1975 to other companies. We changed our name to Systems Associates, Inc. of California on December 4, 1979, and, as of March 18, 1985, it was changed to SYS. Our corporate offices were moved to San Diego, California on February 19, 1984, from Long Beach, California. On May 4, 2001, we purchased all of the stock of Testmasters, Inc., which is now our wholly owned subsidiary.  On March 27, 2002, we purchased all of the stock of Shadow Research International, Inc. which is now our wholly owned subsidiary.

    We currently provide engineering, management and technical consulting services to various agencies of the U.S. government and private industry, as a prime contractor and subcontractor. The specific services provided are primarily in the fields of:

Systems Engineering	Management and Analysis Consulting
Naval Architecture and Marine Engineering	Software Development & Testing
Program Management	Information Management Systems
Environmental Engineering	Logistics Analysis and Engineering
Electronic Record Management	Cost Analysis and Forecasting
Information Operations	Theater Assessment Profiling
Effects Based Planning	Total Ownership Cost

    We acquired Testmasters, Inc. in May 2001. Testmasters specializes in establishing and deploying effective software testing methodologies and disciplines. Testmasters' testing and quality assurance focus is to provide their clients with early warnings of issues or processes that will inhibit the success of a project through evaluating potential risks and deriving meaningful solutions. Testmasters' services have included the following: independent verification and validation test planning; test procedures development; test life cycle development and practices assessment (policies and procedures); creation of test permutation definitions and scripts; test execution and test management; test tool selection and integration; and testing and quality assurance training.

    Testmasters serves medium to large businesses that require testing of complex systems essential to success. These businesses have mission-critical applications that are event-driven, spanning multiple processing cycles and accommodating numerous cross-impacts due to interfacing applications and varying software/hardware platforms. Testmasters' experience covers many industries, including the financial, insurance, entertainment, electric power deregulation, and software development industries and county, state and federal government. Some current and past clients include the following: Bank of America, California Federal Bank, Sanwa Bank, Ameriquest Mortgage, Sony Pictures Entertainment, California Power Exchange and Thomson Corporation.

    There have been no material reclassifications, mergers, consolidations or purchase or sale of a significant amount of assets not in the ordinary course of business except for the purchase of Shadow Research International, Inc. for 300,000 shares of common stock on March 27, 2002 and Testmasters, Inc. for 200,000 shares of common stock on May 1, 2001.  Shadow Research International, Inc. is in the same business as SYS.

Industry Background

    The growth of professional services companies over the past decade has been dramatic; services industries in America now account for more than 60% of the nation's economy. The most recent U.S. Economic Census data shows a 57% growth in Engineering and Management Services over the past 5 years, resulting in over $300 billion in revenue in the past year for these industries.

    This growth has been influenced by several market factors. Industry and the Government alike have seen the benefit of reducing infrastructure and cost by outsourcing specialized management functions such as corporate human resources, public affairs, and payroll services. This trend has led to the development of many small businesses with specialized capabilities in providing management services. Competition among these businesses is strong with relationships and competitive costs being the principle factors by which customers select their suppliers.

    Engineering services providers have also experienced growth for similar reasons. Equipment manufacturers have, in many cases, reduced their engineering staffs in order to cut costs and utilize the services of engineering subcontractors to perform functions that were normally performed in-house. These services include product test and evaluation, post-sale services, and equipment logistics support. In the Government sector, prime contractors are also required to meet Government-mandated programs to provide opportunities to certain classes of disadvantaged or under-represented businesses. These mandates come in the form of required percentages of effort under major prime contracts and afford small and disadvantaged businesses the opportunity to provide engineering services in areas that were previously closed to them. These programs will significantly increase the number of companies providing engineering services under Government contracts in the foreseeable future.

Our Services

    SYS provides professional services in the following three areas:

    Contract Engineering and Management Support Services

    The U.S. Government uses multi-year contracts to receive engineering and information technology services on a task basis. These contracts provide SYS with the security of long-term contracts and a mechanism for offering services. Historically, most of our business has been obtained and performed through this channel. In the area of contract services, SYS is a provider of engineering, management and information technology consulting services and solutions. We have built strong working relationships with Government clients and with many Government contractors to support the U.S. Navy, as well as other Government customers. SYS utilizes its facilities in Virginia and California to support these contract activities.

    SYS professional services functional capabilities include the following: planning, analysis, design, development, testing, integration, implementation and management of information systems. These information technology capabilities relate directly to designing and providing fixed and portable workstations; moveable video teleconferencing; file share services; application server connectivity; data warehousing; legacy systems support; network operations display; military personnel core competency support; external network interface design; information technology/management retraining; and satellite terminal support.

    SYS enjoys a well-established presence with the U.S. Navy. The Company began serving customers on site and from its Oxnard facility 15 years ago. Navy customers include Naval Sea Systems Command ("NAVSEA"), Naval Air Warfare Center ("NAWC"), Construction Battalion ("Seabee") Center and Naval Facilities Command. Although SYS initially provided shipboard electro-mechanical equipment development, testing, maintenance and documentation, progress has been significant in providing management services and engineering support for command and control, weapon and combat systems, as well as environmental compliance consulting and financial management services.

    For 16 years, we have been the successive incumbent of an annual two million dollar contract, reflecting five competitive successful contract awards. Under the terms of the contract, we dispatch engineers and technicians to U.S. Navy ships to provide engineering and technical solutions for Underway Replenishment equipment problems. These engineering and technical services are provided to the Naval Surface Warfare Center in Port Hueneme, California, in support of the U.S. Navy fleet.

    We also provide management and engineering consulting services to the upper management level of the Naval Surface Warfare Center. Services include strategic planning, team building, organization design, public relations, engineering project management, information systems, business modeling, quality assurance, human resource policy, equal employment opportunity counseling and many other management and policy level functions. This contract has been awarded to us for more than eight years.

    SYS provides naval architecture and marine engineering services to the Naval Surface Warfare Center at Port Hueneme, California. This work involves engineering studies, design development, integrated logistics support, configuration management and technical documentation development. All of the above services have been in support of the U.S. Navy fleet.

    We provide support to the Naval Air Warfare Center in Point Mugu, California, in an environmental engineering effort. This effort involves environmental analysis to ensure compliance with federal and California environmental laws. We have worked for NAWC on this project for over ten years.

    One of our key efforts is the technical support provided to the Battle Force Tactical Training ("BFTT") program for NAVSEA, in Washington, D.C. Specifically, SYS provides safety research, personnel research, design and development of risk management plans and procedures to meet program developmental milestones. This effort involves failure mode analysis, fault tree analyses, system hazard analyses and other safety related studies required to support development of identified safety hazard mitigation plans and procedures.

    SYS personnel have experience in a variety of command, control, communications, computers, intelligence and surveillance systems. This experience supports current tasking in systems engineering and requirements analysis, information systems architecture, design and evaluation and information assurance and network security. SYS recently won a multi-year prime contract with the Department of the Navy, Space and Naval Warfare Systems Command ("SPAWAR") Systems Center San Diego, to provide intelligence, surveillance and reconnaissance support for highly classified programs.

    These contracts provide a base upon which SYS has been able to build additional product and service offerings to current clients, as well as a new set of clients in the private sector.

    Outsourcing Services

    SYS provides assistance by fulfilling the requirements of an entire function for a customer. For example, we provide public relations services to the Naval Air Warfare Center at Port Hueneme. The SYS team operates at a lower cost and with a higher level of expertise than could be attained within the civil service ranks. The Company's primary role is to act as an interface between the Naval facility and the surrounding community. We currently arrange and conduct community briefings, respond to questions, provide an informational newsletter and inform the base command with regard to public concerns. SYS developed and continues to maintain a web site for community access.

    SYS has also taken on this role in the area of electronic records management ("ERM") and facilities management. Our ERM technicians use high-speed production equipment and software to index and store data in a readily accessible form for transfer and distribution through stand-alone computer systems, internal Local Area Network communication systems and over the Internet. ERM services include microfiche and microfilm conversion, systems design and support consultation, workflow management, computer output to laser disk, document imaging, and Internet delivery of records.

    System Assurance Solutions

    The newest endeavors of SYS move us from traditional contract services to a total solution approach that stresses risk mitigation and involves consulting, information services and products. In the typical contract services area, SYS will usually be tasked to solve a specific problem in an overall system life cycle. For example, SYS may be tasked to help define system performance specifications based on government requirements, but not actually to design and build the system. Often, the customer is more concerned with the people and an understanding of their processes rather than a turnkey total system solution.

    As a result of extensive contract experience in system analysis, requirements definition and system operations, SYS seeks to develop a new solution for both military command and control and commercial management decision support. This system assurance solution approach utilizes information technology, artificial intelligence logic and advanced visualization techniques. The objective is to leverage both our experience and the customer's subject matter expertise to allow them to make more effective decisions. This design process also requires knowledge of system development, performance and operation risks and the insight to provide risk mitigation and certification for the operational system.

    One of the lines of tailored knowledge management tools developed by SYS is known as TopVu. These decision support and complex program visualization tools provide integrated solutions for the operational users and are the basis for a number of military and private sector efforts. These tools create the capability to provide to the customer a comprehensive system assurance solution. The SYS consultative marketing process involves working with the customer to define the customer's key issues, formulating a "top down" solution concept and designing and implementing a decision support process that both mitigates decision risks and enhances the decision process. This approach yields quantitative assessments and can be tailored to the decision-maker's visualization preferences.

    Applications to date include support for program planning, information technology services and decision-support tools including effects-based planning, knowledge management systems, total ownership cost, life cycle cost, cost as an independent variable, modeling and simulation, readiness assessment and human-computer interface design/evaluation. The SYS TopVu data fusion visualization tool is now used by the Department of Defense Joint Command to present progress and results of major military war games and operations. It is also deployed internally to depict SYS corporate status in terms of its established goals and progress towards these goals.

    To support the system assurance efforts, SYS now provides quality assurance, product certification and test process products and services oriented around providing a total customer solution. The Test Management System ("TMS") provides a test support climate that fosters structured testing disciplines. The Test Control System component of TMS provides links to requirements, functions, systems and personnel facilitating ongoing utilization of repeatable processes.

    Quality Testing Methodology ("QTM") is the embodiment of the Company's extensive experience in the field of software testing. QTM assists companies in meeting and exceeding their targets in the application of sound testing practices and the development of high quality software. Organizations are not static. People move from job to job. If the testing job is performed differently for each project or assignment, the knowledge gained on one assignment is not transferable to the next. Time is then lost on each assignment redefining the process. However, if the processes and tools are consistent throughout the organization, testers can spend their time testing, not continually redefining the process.

    Testing is not a singular event. It is iterative in nature. Once a test case has been defined, it should be reusable until the application is changed. On an ongoing basis test data is added to reflect maintenance and enhancements, and existing tests can be rerun to ensure that changes have not affected working functionality.

    SYS offers products to facilitate building and sustaining structured testing. The formal SYS testing methodology supports establishing a continuous quality improvement process; requirements and design testing; test planning, preparation and execution for dynamic testing; and support processes, such as change management, problem management and test environments. The SYS test management tools automate key processes in test definition, test execution, test tracking and problem management. Test automation facilitates the deployment of automated test tools. All tools and methods are highly customizable to best fit the customer's needs.

Our Strategy

    Our goal is to effect growth in profitability and sales, while maintaining small company flexibility and responsiveness. Key elements of our strategy include the following:

    Maneuver Control. Small companies provide the backbone for most professional services in the U.S. market due to their intense focus on timely-responsiveness to customer requirements. Small companies can make decisions rapidly and with knowledgeable insight because they are working with the customer on a day-to-day basis. There is no higher-level corporate involvement because the team is the company.

    This is not often the case with larger corporations. As higher echelons of a larger corporate entity become involved in solving a local problem, customer support lags because involved personnel have to explain the situation to the removed decision maker and the decision is actually made by someone not close to the customer. General Al Gray, former Commandant of the U.S. Marine Corps, refers to maneuver control as the process of letting the commander in the field make the decisions that are best for him to make. Thus, SYS intends to grow in a scalable fashion by maintaining small teams capable of maneuver control. This, of course, requires training and insuring that the team has the experience and insight to make these decisions.

    Customer Focus Through Practical Knowledge. SYS has come to be regarded as a management partner by the leadership of several U.S. Navy commands such as the NAVSEA weapon engineering activity, NAVSEA headquarters, Space and Naval Warfare Systems Command (SPAWAR) and Office of Naval Research. SYS is called upon to meet a broad range of challenges vital to today's heavily pressured Naval community - from the political to the prosaic to the strategic. To this end, SYS has developed a workforce that includes "second career" Navy civil service managers and engineers who are directly knowledgeable and conversant with customer needs and are comfortable working in the Navy culture. Former Navy officers and private sector functional experts augment this employee group. This "family" connection has created a smooth working interface and an intrinsic understanding of client requirements leading to a wide variety of demonstrated technical capabilities, careful adherence to Navy and Department of Defense policies and regulations resulting in consistently professional end products within costs and with a history of timely responsiveness.

    Employee Focus. As with most companies, SYS employees are its most valuable assets. SYS affects this attitude by seeking to provide competitive benefits in terms of compensation, retirement, health benefits and stock option plans, as well as training in management, technology and process improvement. Success with this strategy is demonstrated by the very low SYS employee turnover, which enhances customer satisfaction and confidence and the Company's competitive edge.

    One Step Marketing Approach. SYS intends for its next level of growth to focus upon selling its range of capabilities to current and new customers. In addition, we plan to develop new capabilities through product licensing and process development to provide additional capabilities to the current client base. Thus, SYS funded research and development will be limited and targeted to applying licensed technology to meet customer application requirements and to the development of processes that enhance SYS capabilities and reduce costs for supporting customers.

    Solution Focus. In order to increase rate of return on revenue, SYS will focus upon providing solutions through system assurance and outsourcing. Although contract services will continue to grow to provide an ongoing revenue base to support all activities throughout the organization, the value-added system assurance and outsourcing functions should generate higher rates of return on sales because SYS can earn higher fees for these solution-based services.

    Government Services "Roll-up." Although no acquisition candidates are as yet probable, SYS attempts to acquire additional skills and services through the acquisition of small government services entities. We intend to pursue this strategy by applying our other strategies to the acquisition targets. Specifically, we intend to maintain the corporate entrepreneurial spirit by focusing on autonomous teams and selling to current customers or customers obtained through acquisition, and we intend to reward employees for joint success. We will continue to seek to provide total solutions to satisfy client needs.

Products And Services

    We provide engineering, management and technical consulting services to various agencies of the U.S. government and private industry, as a prime contractor and subcontractor. Our specific services are primarily in the following fields:

Systems Engineering	Management and Analysis Consulting
Naval Architecture and Marine Engineering	Software Development & Testing
Program Management	Information Management Systems
Environmental Engineering	Logistics Analysis and Engineering
Electronic Record Management	Cost Analysis and Forecasting
Information Operations	Theater Assessment Profiling
Effects Based Planning	Total Ownership Cost

Customers

    The majority of our revenues have been derived from contracts with the U.S. government, principally agencies of the Department of Defense. Nearly all of these revenues were from contracts with the U.S. Navy. SYS is currently developing its base of private sector clients, while maintaining the larger contracts it receives from the federal government.

Sales And Marketing

    The Company markets its services direct to governmental agencies through its divisional offices. Each office responds to the needs of customers and looks for new business opportunities which match the Company's technical skills and competency. The Company often teams, either as a prime or subcontractor, with other companies when bidding on government contracts.

Distribution

    We use multiple distribution channels to market our products and services including:

    -- our website;
    -- direct outbound sales efforts;
    -- competitive bidding; and
    -- strategic teaming arrangements

Competitors

    Nearly all of our business is awarded through competitive procurements. The engineering and management services industry consists of hundreds of companies with which SYS competes and who can provide the same type of services. Many of our competitors are larger and have greater financial resources than we do. We obtain much of our business on the basis of proposals to new and existing customers. Competition usually centers on successful past performance, technical capability, management, personnel experience and price.

    SYS has many competitors who contend for the same customers. They are competent, experienced and continuously working to take work and projects away from SYS. These competitors range in size from one million dollars in annual revenue to six billion dollars in annual revenue. In general, these competitors operate in different domains than SYS. Most of the Company's business is long term and continuous. We have achieved a level of trust with each client that is comfortable, but not secure. We recognize that the SYS niche areas are desirable to other professional service firms, and we continuously seek to improve within these niches rather than expanding hastily to new areas.

    Competition is intense in Department of Defense ("DoD") contracting. Typically, work is contracted to experienced incumbents who have existing business relationships with the contracting organization. Breaking into new markets is difficult and time consuming. Though competitors have a difficult time competing in those areas where the Company is entrenched, the Company has also experienced difficulties breaking into new DoD markets, where competitors are entrenched. In DoD contracting, there is a blurred line between competitors and allies. Often companies are in competition in bidding for one contract, while they are cooperating team members in winning another. Generally, the Company faces competition from three categories of competitors:

    Large DoD Contractors. Large DoD contractors, such as Lockheed-Martin, Anteon, Tracor, Raytheon and others, represent serious competition to the Company in areas of systems engineering and in-service engineering. GTE and others compete in information systems and communications. Large accounting and management consulting firms compete with us for management consulting, strategic planning and information technology work. These companies also team with smaller companies. Companies in this category include Booz, Allen & Hamilton, PricewaterhouseCoopers, Deloitte-Touche and KPMG Peat-Marwick. These large companies can rely upon considerable monetary and labor resources to win government contracts. They are broadly focused in the types of work they will seek to obtain and are often teamed with small businesses and minority-owned businesses in subcontract arrangements.

    Small Business DoD Contractors. Small business DoD contractors, like SYS, are generally more focused in their contracting strategies. They have less clout and fewer resources unless teamed with larger competitors. Our competitors in this category include CRC, Bradson, Columbia Research, Anadek, Aegir Systems and Systems Integration and Research Inc. According to DoD policy, a certain portion of DoD work is set aside for small businesses, creating an environment of fierce competition among these companies for the allocated work.

    Minority-Owned DoD Contractors. The government, according to policy, also sets aside certain contracts for companies owned by members of statutorily identified disadvantaged groups. Because SYS is not minority-owned, it cannot compete in this arena, except as a subcontractor to minority-owned businesses, such as Reneé Mack, Inc. Minority-owned companies, however, are free to compete with us for standard small business set aside contracts. Minority-owned small business competitors include Santa Barbara Applied Research and SA-TECH.

Intellectual Property And Other Proprietary Rights

    SYS has filed for copyright protection on the following pieces of software: TopVu and eSee Data. In addition, we have registered the following trademarks with the U.S. Patent and Trademark Office: eSee Data ( U.S. Trademark Application Serial No. 78/000,130).

    We believe that our intellectual property is important to our success, and we try to protect it as described above and through the maintenance of trade secrets. We feel that name brand recognition will make our products and services stand out and become the recognized names that people think of when they think of management services.

    However, the steps we take to protect our intellectual property may be inadequate. Unauthorized parties may try to disclose, obtain or use our proprietary information, which could harm our business. Others may claim that we have violated their proprietary rights or infringed on their intellectual property. Any such claims could subject us to significant liability for damages and invalidate our proprietary rights. Any efforts to protect or defend our rights could be time-consuming and costly. Other parties may also independently develop similar or competing technology.

Employees

    On January 31, 2003, we employed 200 full-time employees and 47 part-time employees. None of these employees is subject to a collective bargaining agreement, and there is no union representation within SYS. We believe our employee relations are good.

Facilities

    The business and operations of the Company are currently conducted in the following office spaces:
Location	Approximate Square Feet	Date Current Lease Expires	Monthly Rent
5050 Murphy Canyon Rd. Suite 200 San Diego, CA 92123	15,006	December 31, 2008	$21,008
5938 Priestly Drive Carlsbad, CA 9200	3,379	May 15, 2004	$6,758
2451 Crystal Drive Five Crystal Park Arlington, VA 22202	2,968	July 31, 2004	$8,134
1721 Pacific Avenue Oxnard, CA 93033	9,064	August 31, 2007	$11,853
2711 Jefferson Davis Highway Arlington, VA 22202	4,693	July 31, 2006	$10,168
1119 Executive Blvd., Suite A Chesapeake, VA	3,545	September 30, 2004	$2,500

LEGAL PROCEEDINGS

     On March 19, 2003, the Company was served notice that it was named in a lawsuit filed in the Superior Court of California, County of Orange, on March 10, 2003.  The lawsuit was brought by associates of former Company Chairman and Chief Executive Officer, Robert D. Mowry who had a relationship with Mowry through Big Canyon Investments, Inc. and UniPrise, Inc.  The Plaintiffs are George M. Colin, William Czapar, Dan Birdsall and Brian Patterson.  In addition to the Company, the Defendants are Robert Mowry, an individual; William Zures, an individual; UniPrise, Inc. a California corporation; Acrylis, Inc., a Delaware corporation; Big Canyon Investments, Inc., a California corporation; Caldera International, Inc., a Utah corporation and several Does.

    The lawsuit lists four causes of action, but the Company is named only in the fourth.  The fourth cause of action is for breach of installment factoring agreements.  The Company believes that the factoring agreements were between the Plaintiffs and UniPrise.  While the Plaintiffs allege that the Company was represented by an agent (Mowry) in these factoring agreements, the Company has received a Declaration from Mowry stating, among other things, "The Factoring Agreements were made by and between Plaintiffs and UniPrise.  SYS was not a party to them, had no knowledge of them and did not benefit from them".

    The Plaintiffs claim to have suffered losses and seek damages of the principal amounts of $980,000, plus agreed interest, administrative fees and other consideration.  The Company has hired counsel and will vigorously defend the lawsuit.  While the Company believes it has no liability in this matter, there can be no assurance that the Plaintiffs will not be successful in asserting that the Company is liable to them.  The Company will not incur substantial and protracted litigation costs.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of our plan of operation should be read in conjunction with the financial statements and the related notes. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which are based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

    SYS provides engineering, management and information technology consulting services and solutions to private and public customers. We use state-of-the-art information technologies and processes to support customer requirements in the management, information technologies, engineering, insurance, accounting, healthcare, medical, energy, banking and communications industries.

    We intend to implement a "roll-up" strategy through the acquisition of other small government services companies. We intend to continue to deliver small company flexibility and responsiveness through our decentralized decision-making model and autonomous work teams. At the same time, we intend to increase our resources, infrastructure and capabilities that allow us to compete in our market.

Management's Discussion and Analysis

   To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans" and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Factors Which May Affect Future Results" and "Management's Discussion and Analysis or Plan of Operations" sections of this report. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this report, you should keep in mind the cautionary statements in the "Factors Which May Affect Future Results" and "Management's Discussion and Analysis or Plan of Operations" sections, and other sections of this report.

    The Company has been providing Underway Replenishment (UNREP) services to the U.S. Navy since 1982.  The latest UNREP contract became effective on September 16, 2002.  This contract, which is cost plus fixed fee, is valued at $39.5 million over its ten year term, assuming that all options are exercised.  The base year of this new contract is valued at $3.3 million.  This program accounted for about 8% of the Company's revenue so far in fiscal year 2003.  The program provides in-service engineering to the U.S. Navy Fleet.  This work is performed by the Company's Enterprise Solutions Division, which is based in Oxnard, California.

    The Management, Planning, Analytical and Administrative (MPAA) Program had its third of four option years exercised on February 1, 2003.  This third option year is valued at $4.5 million.  This program accounted for about 23% of the Company's revenue so far in fiscal year 2003.  This contract, which is cost plus fixed fee, supports the U.S. Navy's Port Hueneme Division, Naval Surface Warfare Center.  The MPAA program has received customer recognition for its high standards of excellence and professionalism.  This fiscal year, the government rated the Company's performance as outstanding for both the base and option years of the contract.  This work is performed by the Company's Enterprise Solutions Division.

    The Company is continuing to provide hazardous materials assessment support to the Naval Air Systems Command through a subcontract.  This support provides environmental engineering and technical services focusing on the identification and reduction of hazardous material when providing maintenance to weapons and associated handling and shipping equipment.  Hazardous material reduction support is being expanded to include support for Foreign Military Sales.  This work is performed by the Company's Enterprise Solutions Division.

    The Company has three contracts from the General Services Administration (GSA).  These three contracts are for Information Technology, Financial Management Services and Professional Engineering Services.  These contracts, which are time and material, have proven to be successful as a means to develop new customers and they are registered in the GSA Advantage System.  The GSA Advantage System is an on-line service provided by GSA that lists the price schedules for all registered companies.  The GSA contracts accounted for about 36% of the Company's revenue so far in fiscal year 2003.  All of the Company's divisions utilize these GSA contracts.

    The Company continues to provide Electronic Records Management (ERM) services. The Company's Information Technology (IT) GSA contract was amended to include ERM services.  This work is performed by the Company's Enterprise Solutions Division.

    The Company is continuing to provide support services for information technology services through a subcontract in support of the Navy Marine Corps Intranet (NMCI).  This program accounted for about 3% of the Company's revenue so far in fiscal year 2003.  This work is performed by the Company's Enterprise Solutions Division.

      The Company's Command, Control, Communication, Computer, Intelligence, Surveillance and Recognizance (C4ISR) Division is primarily based in San Diego, California.  This group is providing top-level C4I system engineering services; system architecture design; advanced concept development; test and evaluation; effects-based operation planning, execution and assessment; program management and business development support; organizational management analysis; and information technology and information operations (IO) support.  The customer base includes SPAWAR Systems Center San Diego and U.S. Navy Commander in Chief, Pacific.  The C4I personnel work closely with Office of Naval Research, Defense Advanced Research Programs Agency, Assistant Secretary of the Navy for Research, Development and Acquisition, Chief of Naval Operations, Naval Warfare Development Command, Joint Forces Command, and other services and Joint Agencies.

    The Company is a subcontractor to Science Applications International Corporation (SAIC) on its SPAWAR Systems Engineering & Integration contract.  This program accounted for about 13% of the Company's revenue so far in fiscal year 2003. This work is performed by the Company's C4ISR Division.

    The Company has a prime contract with SPAWAR Systems Center's Joint and National Systems Division.  The Company has two subcontractors on this contract, BAE and TRW.  Significant efforts include providing system engineering and architecture development for the Joint Strike Fighter, Unmanned Aerial Vehicle, Surveillance and Precision Engagement Programs.  This program accounted for about 4% of the Company's revenue so far in fiscal year 2003. This work is performed by the Company's C4ISR Division.

    At the beginning of the second quarter, the Company consolidated its Testmasters and Shadow Divisions into the C4ISR Division.

    The Company is a subcontractor on the Naval Sea Systems Command's Professional Support Services contract.  The Company received a subcontract effective January 1, 2002.  This contract has a base year and four option years.  This program accounted for about 4% of the Company's revenue so far in fiscal year 2003.  Most of the work for this contract is being performed out of the Company's Systems Management and Engineering Division.

    In the first quarter of FY 2003, the Company consolidated its training capabilities and established the SYS Training Division and opened an office in Carlsbad, California.  The Training Division brings together some of the Company's existing training capabilities with a new group that will be offering a wide range of instructor-led training courses for Sun UNIX, Java Programming, Microsoft Windows and Desktop Publishing Applications.  As a Microsoft Certified Partner, the Company now offers a full line of Microsoft classes, including Microsoft Applications, NT and Windows 2000.

    The Company has established a Walk-Up Systems Division.  This Division provides automated ticketing kiosks and on-site digital advertising systems. It received its first contract on January 30, 2003 for about $94,000(Canadian).

     On December 20, 2002, the Company entered into a Letter of Intent with the holders of approximately 80% of the outstanding shares of AP Labs, Inc. (AP Labs) to acquire all of their shares of AP Labs.  AP Labs is a government contractor that provides commercial off-the-shelf solutions and custom turnkey products, specializing in the design, development and manufacturing of rugged enclosures and integrated systems for high-end defense, aerospace and commercial markets.  AP Labs also provides in-house precision sheet metal fabrication, wiring harnesses, and circuit card and enclosure assemblies.  Most of AP Labs customers are prime defense contractors.

    As of March 29, 2003, the Company had incurred external acquisition expenses of $141,000, all of which have been charged to operations.  The Company will have additional acquisition expenses in the last quarter of this fiscal year.  On May 30, 2003, the Company announced that it had terminated merger discussions with AP Labs.

Critical Accounting Policies and Estimates

    The Company's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities.  On an ongoing basis, management evaluates its estimates, including those that relate to bad debts, intangible assets, income tax contingencies, revenue recognition and litigation.  Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions and conditions.  If actual results significantly differ from management's estimates, the Company's financial condition and results of operations could be materially impaired.

    The Company believes the following critical accounting policies affect its more significant  judgments and estimates used in the preparation of its consolidated financial statements.  Revenues are primarily derived from contracts with agencies of the U.S. Government.  Revenues on fixed-price contracts are recorded on the percentage completion method in the ratio that costs incurred bear to total estimated costs at completion.  Revenues on cost-reimbursement contracts are recorded as costs are incurred and include estimated earned fees in the proportion that costs or hours incurred to date bear to total estimated costs or hours, respectively, as specified by each contract.  Revenues on time-and-materials contracts are recorded based on hours incurred, extended at contract rates plus material expenses and other direct costs incurred.  Contract costs, including indirect costs, on certain U.S. Government contracts are subject to audit by the Defense Contract Audit Agency before final acceptance.  Revenues have been recorded at amounts expected to be realized upon final settlement.

    The Company provides for an allowance for doubtful accounts based on historical experience.  Since the Company's primary customer is the U.S. Government, the Company historically has not recorded significant charges for bad debt.  Bad debts are recognized in the period in which they are identified.

    The carrying value of the Company's net deferred tax assets assumes that the Company will be able to generate sufficient future taxable income, based on estimates and assumptions.  If these estimates and assumptions change in the future, the Company may be required to record valuation allowances against its deferred tax assets resulting in additional income tax expenses.

    In assessing the recoverability of the Company's goodwill and other intangible assets, the Company must make estimates of expected future cash flows and other factors to determine the fair market value of the respective assets.  If these estimates and their related assumptions change in the future, the Company may be required to record impairment charges.  The Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and will be required to analyze its goodwill for impairment on an annual basis.  The Company did not record any impairment charges for goodwill in 2002.  The Company did record a charge of $406,000 for the impairment of capitalized software in 2002 based on the belief that there were not sufficient projected cash flows or alternative future uses to support the net book value of the capitalized software and therefore elected to write-off the asset.  The Company recorded a charge of $84,000 for the impairment of goodwill in FY 2003.

Results of Operations

Three and Nine Months Ended March 29, 2003 and March 30, 2002

   The Company's revenue for this quarter is about 28% more than in the same quarter in FY 2002.  Year to date, the Company's revenue is about 55% more than in the same period of FY 2002.  The primary reasons for the increase in revenue are the Company's new contracts and additional tasking on the Company's GSA, UNREP and MPAA contracts.

    Total contract and general and administrative expenses were $18,379,000 for the first three quarters of FY 2003 and $11,129,000 for FY 2002; this calculation excludes the legal settlement costs for FY 2003.  The Company has lost about $465,000 in its new Training Division and $113,000 in its new Walk-Up Systems Division in the first three quarters of FY 2003.  Through the first three quarters of FY 2003, the Company has incurred internal acquisition costs associated with the AP Labs acquisition of $316,000 and external costs of $141,000; all of these costs have been expensed.  In addition, the Company has taken a $220,000 reserve against its contract receivables and written down goodwill and a note receivable that were associated with the acquisition of Shadow Research International, a total of $106,000.  The Company has also experienced large litigation costs in the first three quarters of FY 2003 due to two separate legal proceedings.  In January of 2003, the Company settled the lawsuit filed against it by C-Cubed Corp.; the Company charged $750,000 to operations as part of the settlement.  The Company's litigation against the former Chairman and CEO of Systems Integration & Research is ongoing.  Interest expense is higher due to the debt associated with the private placement completed in FY 2002 and increased use of the Company's line of credit with Comerica Bank-California.

    Income (loss) from operations is ($1,191,000) and $539,000 in the first three quarters in FY 2003 and 2002, respectively.  Net income (loss) is ($847,000) for the first three quarters in FY 2003 as compared to $269,000 for the prior period.  The negotiated contract backlog was approximately $12,012,000 at the end of the third quarter of FY 2003 compared to $13,207,000 for the same quarter in FY 2002.

Fiscal Year 2002 vs. Fiscal Year 2001

     Total revenues for 2002 were $17,281,000 compared to $11,614,000 for 2001, an increase of 49%. The primary reasons for the increased revenue were a 17% increase from the Oxnard Operations $1,503,000, 69% increase from the San Diego Operations $1,244,000 and $3,348,000 in revenue from the new East Coast Operations, all of these operations are part of the Company's government services sector.

     During 2002, the Company's income from operations was $26,000 compared to $491,000 in 2001. During 2002, the Company had a (loss) before taxes of ($130,000) compared to income before taxes of $407,000 in 2001. During 2002, the Company had a net (loss) of ($121,000) compared to net income of $242,000 in 2001. The decrease in income from operations and net income in 2002 was due in part to the following approximate costs: start up costs of the East Coast Operations ($200,000), non-capitalizable costs associated with software development ($136,000), bad debt expense ($114,000), write-off of capitalized software costs ($406,000) and higher than anticipated contract and general and administrative costs.

     The Company's government services group accounted for revenue of $16,822,000 compared to $10,515,000 for 2001, an increase of 60%. This group's income before income taxes was $534,000 in 2002 compared to $484,000 for the prior year, a 10% increase. The reason for the lesser percentage increase in income before income taxes is due to start up costs of the East Coast Operations ($200,000), non-capitalizable costs associated with software development ($33,000), bad debt expense ($114,000) and higher than anticipated contract and general and administrative costs.

     The Company's Testmasters group accounted for revenue of $459,000 compared to $1,099,000 for 2001, a decrease of 58%. This group's loss before income taxes was $664,000 in 2002 compared to $78,000 for the prior year. The reason for the increased loss before income taxes is primarily due to non-capitalizable costs associated with software development ($103,000), write-off of capitalized software ($406,000) and a weak commercial market for software test and evaluation services. During the fourth quarter of 2002, the Company did not believe that there were sufficient projected cash flows or alternative future uses to support the net book value of the capitalized software and therefore elected to write-off the asset.

     Substantially all of the Company's contracts are of the cost reimbursable plus fee or time and material types. Revenues on both types of contracts are recorded as costs are incurred, and include estimated earned fees in the proportion that costs or hours incurred to date, bear to total estimated costs or hours, respectively, as specified by each contract. Contract costs increased to $14,785,000 in 2002 from $9,923,000 in 2001 and general and administrative expenses increased to $1,951,000 in 2002 from $1,165,000 in 2001. Although contract costs increased 49% in 2002, contract costs remained at 85% of revenue for both 2002 and 2001. The Company's general and administrative expense increased primarily due to this increase in revenue, legal costs and an increase in administrative personnel in anticipation of the Company's growth.

     Basic net income (loss) per common share was ($0.03) in 2002 compared to $0.07 in 2001. The related weighted average number of common shares outstanding was 4,192,340 in 2002 and 3,307,166 in 2001.

Fiscal Year 2001 vs. Fiscal Year 2000

     Total revenues for 2001 were $11,614,000 compared to $10,399,000 for 2000, an increase of 12%. The primary reasons for the increased revenue were a 43% increase from the NAME contract $356,000, 7% increase from the MPAA contract $296,000, 509% increase from the GSA contracts $894,000, $307,000 from the EDS contract and $1.8 million in revenue from the new San Diego operations.

     During 2001, the Company's income from operations was $491,000 compared to $140,000 in 2000. During 2001, the Company had income before taxes of $407,000 compared to $116,000 in 2000. During 2001, the Company had net income of $242,000 compared to a net loss of $77,000 in 2000. The significant increase in net income in 2001 was due to a large decrease in the net loss attributed to the Company's subsidiary Testmasters and increased revenue with its associated profit from the Company's other operations.

     Substantially all of the Company's contracts are of the cost reimbursable plus fee or time and material types. Revenues on both types of contracts are recorded as costs are incurred and include estimated earned fees in the proportion that costs or hours incurred to date bear to total estimated costs or hours, respectively, as specified by each contract. Contract costs increased to $9,923,000 in 2001 from $9,501,000 in 2000 and general and administrative expenses increased to $1,200,000 in 2001 from $758,000 in 2000. The increase in contract costs is in line with the increase in revenue which is expected since the majority of the Company's contracts are cost plus fixed fee. The Company's government services group had an increase in revenue in 2001 of more than 40% compared to 2000. The Company's general and administrative expense increased primarily due to this increase in revenue and the acquisition costs associated with Testmasters.

     Basic net income (loss) per common share was $0.07 in 2001 compared to $(0.03) in 2000. The related weighted average number of common shares outstanding was 3,307,166 in 2001 and 3,371,743 in 2000.

Liquidity and Working Capital

     The Company had net working capital of $3,599,000 at June 30, 2002 compared to $1,366,000 at June 30, 2001. Net working capital is total current assets less total current liabilities. Contract receivables increased by $1,637,000 during 2002. This increase was due primarily to the increase in revenue. Accounts payable was $379,000 more in 2002 than in 2001. The primary reason for the increased accounts payables is the receipt of several sizable subcontractor invoices at year end. The Company has a working capital loan and a line of credit with Comerica Bank-California. The Company had borrowed $500,000 under the working capital loan, of which $444,000 was owed at June 30, 2002. The working capital loan is fully amortized over three years. The Company's line of credit had a balance of zero at June 30, 2002. The Company also has convertible notes payable of $1,000,000 from the private placement done during 2002. The Company used the funds received through the private placement to finance the Company's growth. The Company's net assets increased by $1,221,000 in 2002 to $3,100,000. Net assets are total assets less total liabilities. Net furniture and equipment increased by $268,000 in 2002. This increase was attributable to the Company's growth in 2002.

    At the end of the third quarter of FY 2003, the Company had contract receivables (net) of $4,860,000 at the end of the third quarter of FY 2003.  For the same quarter in FY 2002, the contract receivables (net) were $4,751,000.  The reason for the increase in contract receivables is due to the Company's increased revenue.

    At the end of the third quarter of FY 2003, the Company had accounts payable of $985,000 at the end of the third quarter of FY 2003.  For the same quarter in FY 2002, the accounts payable were $463,000.  Because of the increase in revenue, the Company has hired new employees, requiring new office and computer equipment.  In addition, the Company engaged new subcontractors, some of which had not been paid at March 29, 2003.

     The Company's primary source of liquidity is its $1,500,000 revolving line of credit facility under a loan agreement with Comerica Bank-California that expires on December 28, 2003. The loan is collateralized by all of the Company's assets including contract receivables. Comerica Bank-California advances funds to the Company of up to 80% of the Company's billed contract receivables which are less than 90 days old. Comerica Bank-California charges an interest rate of 0.750% over prime. As of June 30, 2002, the Company was out of compliance with the covenants on this loan, but had received a waiver from Comerica.  As of March 29, 2003, the Company had an outstanding balance of $138,000 on this line of credit and was not in compliance with the Bank's covenants.  The Company is seeking a waiver from the Bank.

     The Company also finances a portion of its operations through leases. At June 30, 2002, the Company had noncancellable operating leases for its offices which expire at various dates through July 2006. Subsequent to June 30, 2002, the Company entered a new lease for its Oxnard office which expires August 2007 and San Diego office which expires on December 2008. The Company also leases certain computer and office equipment under capital leases expiring at various dates through September 2006.

     Annual future minimum lease payments under capital leases with initial terms of one year or more as of June 30, 2002 totaled $173,538, of which $53,296 relates to the year ending June 30, 2003.

     Annual future minimum lease payments under operating leases with initial terms of one year or more as of June 30, 2002 totaled $2,933,000, of which $598,000 relates to the year ending June 30, 2003.

     Several key factors indicating the Company's financial condition include:

Current ratio Debt to net worth Net worth Net working capital Debt to total assets Book value per common share	March 29, 2003 (unaudited) 2.10 1.32 $3,135,000 $3,217,000 57% $0.57	June 30, 2002 (audited) 3.17 1.02 $3,100,000 $3,599,000 51% $0.63	June 30, 2001 (audited) 1.82 0.99 $1,879,000 $1,366,000 50% $0.56

     Certain factors that may affect the Company's financial performance are beyond the Company's control, such as when the government approves the defense budget and the related funding. The current ratio is derived by dividing total current assets by total current liabilities. Debt to net worth is calculated by dividing total liabilities (total current liabilities plus other liabilities) by net worth. Net worth is total stockholders' equity. Net working capital is total current assets less total current liabilities. Debt to total assets is total liabilities divided by total assets. Book value per common share is stockholders' equity related to common shares divided by the number of common shares outstanding at the end of the period.

     Management believes that the Company will have sufficient cash flow from operations and funds available under the revolving credit agreement with Comerica Bank-California to finance its operating and capital requirements through at least the fiscal year ending June 30, 2003. Long-term liquidity depends on the Company's ability to manage cash, raise cash and maintain profitability.

New Accounting Pronouncements

    During 2002, the Company elected early adoption of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The adoption of the new standard did not have any effect on the accompanying condensed consolidated financial statements.

    In June 2002, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). Management does not believe that the adoption of SFAS 146 will have a material impact on the Company's financial position or results of operations.

    In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure ("SFAS 148"), which amended SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation.  In addition, this statement amended the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the chosen method on reporting results.  The provisions of SFAS 148 are effective for annual periods ending after December 15, 2002, and for interim periods beginning after December 15, 2002.  During the third quarter ending March 29, 2003, the Company adopted SFAS 148.  The adoption of this standard did not have a material impact on the Company's financial position or results of operations.

MANAGEMENT

Directors And Executive Officers
Name	Age	Position
Robert A. Babbush	40	Assistant Secretary
John M. Burns	55	Director, Vice-Chairman of the Board
Clifton L. Cooke, Jr.	54	Director, President, Chief Executive Officer
David A. Derby	60	Director, Chairman of the Board
Michael W. Fink	45	Secretary and Chief Financial Officer
General Al Gray, USMC (Ret.)	74	Director
Kameron W. Maxwell, Ph.D.	66	Director
Thomas A. Page	69	Director
Charles E. Vandeveer	60	Director

    Directors serve until the next annual meeting and until their successors are elected and qualified. There are no family relationships between any of our directors or officers.

    John M. Burns was re-elected to the board of directors on April 14, 2003. Mr. Burns was elected Vice-Chairman of the board of directors on April 14, 2003.  Since 1996, Mr. Burns has been the President and Chief Executive Officer of Power Partners International, Inc. a power plant development firm with projects on Kauai, Saipan and elsewhere. In addition, since 1990, Mr. Burns has been Chairman and Chief Executive Officer of Scripps Ventures, Inc., a San Diego based investment company. Prior to holding these positions, he was a Vice President of, and headed the most profitable business unit of, Management Analysis Company, a $40 million technical and business consulting firm with clients that included Pacific Gas & Electric, San Diego Gas & Electric Company, Merrill Lynch, Raytheon, World Bank, Fulbright & Jaworski, Steptoe & Johnson, U.S. Department of Energy, and the U.S. Environmental Protection Agency. Mr. Burns has also held various positions with San Diego Gas & Electric Company, where among other responsibilities, he headed the R&D Committee, a comprehensive company-wide Management Audit, and the Licensing and Environmental Department. Mr. Burns currently serves on three boards of directors in addition to SYS, including those of Primary Funding Corp., a financial services firm, Scripps Ventures and Power Partners. He has also served on the board of directors of MediCredit, a Long Beach based provider of financing for medical services. Mr. Burns served in the U.S. Navy, Civil Engineering Corps, from 1969 to 1972. Mr. Burns holds a B.S. degree in Civil Engineering from Worcester Polytechnic Institute and a Juris Doctorate from the University of San Diego. In addition, Mr. Burns has served as a board member or fundraiser for various civic and philanthropic organizations, including the Kauai Economic Development Board.

    Clifton L. Cooke, Jr. was re-elected to the board of directors on April 14, 2003. Mr. Cooke was elected President and Chief Executive Officer on April 14, 2003.  Prior to, Mr. Cooke was the President and Chief Operating Officer of SYS, a position which he has held since January 16, 2002. From 2000 through 2002, Mr. Cooke was self-employed as an independent consultant. Mr. Cooke was Executive Vice President of Titan Corporation, a billion dollar diversified technology company, from 1998 through 2000. Mr. Cooke's principal responsibility at Titan was to maximize the commercial success of Titan's defense based technologies. In addition to his corporate responsibilities, Mr. Cooke was the general manager and Chief Executive Officer of the $170 million Titan Technologies Division. From 1988 to 1998, Mr. Cooke was founder and Chief Executive Officer of VisiCom Laboratories, which grew to over $50 million in revenue. VisiCom provides embedded real time products and services to its customers in industry and government. While at VisiCom, Mr. Cooke was responsible for VisiCom's acquisition of six small companies that contributed significantly to VisiCom's revenue growth. Prior to starting VisiCom in 1988, Mr. Cooke was founder and Chief Executive Officer of Advanced Digital Systems ("ADS"). ADS focused on providing engineering services for DoD satellite programs. Mr. Cooke received his B.A. degree in Applied Physics and Information Science from the University of California, San Diego.

    David A. Derby was re-elected to the board of directors on April 14, 2003. Mr. Derby was elected Chairman of the board of directors on April 14, 2003.  Mr. Derby is an independent business consultant serving New York Stock Exchange and NASDAQ listed public corporations as well as private business ventures and nonprofit service organizations. A founder of Datron Systems Incorporated, Mr. Derby was its president and Chief Executive Officer from 1982 until 1997. From 1997 through 2001, Mr. Derby served as Chairman, President and Chief Executive Officer of Datron Systems. During his tenure, Datron completed two public offerings, made several acquisitions, funded and later sold a new venture, sold a number of product lines and successfully brought to market a line of consumer products derived from military technology. In September 2001, Mr. Derby negotiated the sale of Datron to Titan Corporation through a tax-free exchange of stock. Since 1995, Mr. Derby has served on the board of directors, chaired the audit committee and served on the compensation committee of AML Communications, a wireless communications company headquartered in Camarillo, California. He also is a member of the board of directors of the Corporate Directors Forum, a nonprofit organization dedicated to better corporate governance through better education of directors. In 1996, Mr. Derby joined the board of The Fellowship Center, a residential, social model recovery facility for the treatment of addiction to alcohol and other drugs. He was elected President of that board in 2000. Mr. Derby also provided technical services and training to NASA field engineering personnel in the Canary Islands during NASA's Gemini Program, served in the U.S. Navy from 1959 to 1962 and studied engineering at California State University, Northridge.

    Michael W. Fink was re-elected  Chief Financial Officer of SYS on April 14, 2003 and has served as Corporate Secretary since January 20, 1999. Mr. Fink joined SYS in July 1995. He is responsible for the financial and administrative functions of the Company, including finance, accounting, Securities and Exchange Commission reporting, banking, human resources, contracts and other management areas. He previously held various executive positions at San Diego Aircraft Engineering, Inc. ("SANDAIRE"), an engineering firm specializing in the aerospace and defense industries. Some of SANDAIRE's major customers include the U.S. Navy, NASA, Lockheed, McDonnell Douglas, Tracor Aviation, Teledyne Ryan Aeronautical and Westinghouse. Mr. Fink received a B.S. degree in Business Administration (Accounting) from San Diego State University ("SDSU"). He has also attended graduate school at SDSU, where he studied mechanical engineering.

   General Alfred (Al) M. Gray was elected to the board of directors on April 14, 2003.  General Gray, in 1991, retired from the U.S. Marine Corps after 41 years of service and joined Garber International Associates (GIA) as Senior Associate.  He is currently Chairman and CEO.  From 1987 to 1991, General Gray served as a member of the Joint Chiefs of Staff and was the 29th Commandant of the Marine Corps.  In these capacities, General Gray was responsible for the organization, training, equipment, readiness, effectiveness, efficiency and total performance of the Marine Corps.  He served as military advisor to the President, the National Security Council and the Secretary of Defense.  From 1984 to 1987, General Gray was the Commanding General, Fleet Marine Force, Atlantic, Fleet Marine Force Europe, II Marine Expeditionary Force and Marine Striking Forces Atlantic (NATO).  He enlisted in the Marine Corps in 1950 and achieved the rank of sergeant.  He was commissioned a Second Lieutenant in 1952.  In addition to being a recipient of numerous American military awards, General Gray has also received awards from the Republic of Korea, the Netherlands, Chile, Argentina, Colombia and Brazil.  General Gray holds a B.S. from the State University of New York.  He also attended Lafayette College, the Marine Corps Command and Staff College, Army War College and did graduate work at Syracuse University.  General Gray is the recipient of two honorary Doctor of Law degrees, one from Lafayette College and the other from Monmouth College, and is a recipient of a Doctor of Military Science degree from Norwich University and a Doctor of Strategic Intelligence degree from the Defense Intelligence College.

    Kameron W. Maxwell, Ph.D. was re-elected to the board of directors on April 14, 2003.  Dr. Maxwell is currently a consultant to various biotechnology and contract research companies. From 1958 to 1970, he held various positions in the clinical laboratory and research departments at the Veterans Administration Hospital in Salt Lake City and had a teaching appointment in the Departments of Microbiology and Medice University of Utah College of Medicine. After leaving Salt Lake City in 1970, he took a position with Baxter Travenol's Hyland Division in Costa Mesa, California. While at Baxter, he held a number of positions in the Research and Development department with the most recent being that of Director. In this position he supervised a large group of scientists and coordinated research within the company and with outside academic collaborators. In 1978, Dr. Maxwell left Baxter and assumed the position of Director of Research and Development at Newport Pharmaceuticals. In this capacity, he was responsible for the research, development and registration of a new chemical entity. From 1982 to 1989, Dr. Maxwell was the president and co-founder of Americal Pharmaceuticals Inc., a company that manufactured, imported and distributed sterile liquid pharmaceutical products. These products were predominately used in the treatment of cancer (generic oncology products) and ophthalmic conditions. Since 1989, Dr. Maxwell has held various positions at Genta Inc., the most recent being that of Sr. Vice President of Pharmaceuticals Operations. Dr. Maxwell has established numerous working relationships with universities and contract service organizations and has researched, developed and marketed numerous products ranging from diagnostics to prescription pharmaceuticals. He is a member of the American Academy of Dermatology, the Regulatory Affairs Professional Society, the American Society for Microbiology, the Drug Information Association, the American Association of Pharmaceutical Scientists, the Controlled Release Society and other scientific and professional organizations. Dr. Maxwell has a Ph.D. in Immunology, Minor, Histology, University of Utah; a M.S. degree for Microbiology, Minor, Parasitology, University of Utah; and a B.S. degree in Bacteriology, University of Utah.

    Thomas A. Page was elected to the board of directors on April 14, 2003.  Mr. Page is the former Chairman of the Board of Enova Corporation and San Diego Gas & Electric Company (SDG&E).  Mr. Page joined SDG&E in 1978 as Executive Vice President and Chief Operating Officer. In 1981 he was elected President and Chief Executive Officer and added the Chairmanship in 1983. He held one or more of these positions until his retirement in 1998. Prior to joining SDG&E, Mr. Page held executive positions at Gulf States Utilities in Beaumont, Texas, including Executive Vice President, member of the Board and President of its non-utility business operations. Earlier, he served as Treasurer and Controller of Wisconsin Power and Light in Madison, Wisconsin.  Mr. Page earned his Bachelor of Science degree in Civil Engineering and his Masters in Industrial Administration from Purdue University, where he was awarded a Doctorate in Management in 1994.  He has been licensed as a Certified Public Accountant ("CPA") and Professional Engineer.  Among his current activities he is an elected member of the Grossmont Union High School District Board of Education and a director of the San Diego Regional Economic Development Corporation.  Mr. Page is Chairman of Cuyamaca Bank, a Director of Leap Wireless International, Targeted Molecules Corp., Metallic Power, and an Advisory Director of Sorrento Ventures, a venture capital firm.

    Mr. Charles E. Vandeveer was re-elected to the board of directors on April 14, 2003.  Mr. Vandeveer is the Sr. Vice President of SYS Oxnard Division.  Mr. Vandeveer has held various management, supervisory, administrative and project positions since he joined SYS in 1987. He is a retired Commander, U.S. Navy, Supply Corps. Mr. Vandeveer served as a Director of Naval Supply Centers and Supply Annexes, managing material operations and ship repairable programs. He was also a Ship Superintendent/Type Desk Officer, responsible for coordinating naval shipyard repairs and overhauls. Mr. Vandeveer has brought his valuable Navy experience to SYS and has put it to work expanding our presence in the Oxnard area. He has organized and directed large-scale management studies and supervised subcontractors with various firms. Mr. Vandeveer received his B.S. degree in Agricultural Industries from Southern Illinois University in 1963, and has held a Designated Financial Planner Certification from UCLA since 1989.

Executive Compensation

    The following tables set forth certain information regarding our Chief Executive Officer and each of our most highly compensated executive officers whose total annual salary and bonus for the fiscal year ended June 30, 2000, 2001 or 2002  exceeded $100,000:

Summary Compensation Table

				Long-Term
				Compensation
	Annual			Securities
	Compensation(1)		All Other	Underlying
Name & Principal Position	Year	Salary	Compensation	Options(#)
W. Gerald Newmin, Chief Executive Officer and	2002	$150,000	-----	100,000
Chairman of the Board of Directors	2001	$150,000	-----	-----
	2000	$60,000	-----	-----
Clifton L. Cooke, Jr., President,	2002	$200,000	-----	-----
Chief OperatingOfficer(2)	2001	$150,000	$75,000	-----
	2000	-----	-----	-----
Michael W. Fink, Chief Financial Officer(3)	2002	$145,000	-----	10,000
	2001	$125,000	-----	25,000
	2000	$100,000	-----	-----
Linda E. Gagnon, Senior Vice President	2002	$145,000	-----	10,000
Kenneth D. Regan, Senior Vice President	2002	$145,000	-----	10,000
	2001	$135,000	-----	90,000
	2000	$125,000	-----	-----
Charles E. Vandeveer, Senior Vice President	2002	$145,000	-----	20,000
	2001	$135,000	-----	40,000
	2000	$100,000	$6,000	-----

______________________

(1)     The compensation described in this table does not include medical insurance, retirement benefits and other benefits available, generally, to all employees of SYS and certain perquisites and other personal benefits, the value of which does not exceed the lesser of $50,000 or 10% of the executive officer's compensation in this table.

(2)     Mr. Cooke assumed the duties of President and Chief Operating Officer on January 16, 2002. He previously served as the Vice President of Corporate Development for the Company.

(3)     Mr. Fink assumed the duties of Chief Financial Officer of the Company on January 16, 2002. He is also the Company's Senior Vice President of Finance and Administration and Secretary.

    The following tables set forth certain information regarding options granted to the following executive officers during the fiscal year ending June 30, 2002:

Option Grants in Last Fiscal Year
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Shares)	Expiration Date
W. Gerald Newmin	100,000	20.4%	$1.29	June 19, 2007

    The following table sets forth information regarding the number and value of unexercised options held by the following executive officers on June 30, 2002:

Aggregate Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values
Name	Shares acquired on exercise (#)	Value realized	Number of securities underlying unexercised options at Fiscal Year End (#)		Value of unexercised In-the-Money Options at Fiscal Year End (#)(1)
Charles Vandeveer	40,000	19,600	Exercisable 28,000	Unexercisable 32,000	Exercisable 10,800	Unexercisable -0-
Michael Fink	50,000	24,500	5,000	20,000	-0-	-0-
W. Gerald Newmin	13,645	6,255	6,027	93,973	-0-	-0-
Kenneth D. Regan	-0-	-0-	36,000	54,000	9,000	13,500
Linda E. Gagnon	-0-	-0-	8,000	32,000	2,000	8,000
Clifton L. Cooke, Jr.	-0-	-0-	250,000	-0-	62,500	-0-

_______________

(1)     Based on the closing price of $1.25 as reported on the Over-the-Counter Bulletin Board on June 30, 2002.

Employment Agreements

    On May 7, 2001, Linda Gagnon, Senior Vice President - East Coast Operations, executed an Employment Agreement with the Company. This Agreement terminates on June 30, 2004 and provides for a salary of $145,000 per annum, an incentive compensation plan and the granting of 40,000 stock options at a price of one dollar ($1.00) per share.

Compensation of Directors

    Each outside director of SYS receives the following compensation for each board of directors meeting attended by such director: (i) $1,000, payable either in cash or SYS common stock, at the sole discretion of the Company, and (ii) options to purchase 1,000 shares of SYS common stock. During fiscal year 2001, the Board of Directors held ten meetings.

1997 Incentive Stock Option and Restriction Stock Plan

    Our 1997 Incentive Stock Option and Restricted Stock Plan authorizes us to grant to our employees, officers and consultants incentive and non-qualified stock options to purchase shares of our common stock and rights to purchase shares of restricted stock of the Company. As of April 1, 2002, our board of directors had reserved 450,000 non-statutory shares under the 1997 Plan, of which 265,200 shares were subject to outstanding options and 184,800 shares remained available for future grants. Our board of directors or a committee appointed by the board administers the 1997 Plan. The administrators select the recipients to whom options or stock purchase rights are granted and determine the number of shares to be awarded. Options granted under the 1997 Plan are exercisable at a price determined by the board of directors of SYS at the time of the grant, but in no event will the option price for any incentive stock option be lower than the fair market value for our common stock on the date of the grant. Options become exercisable at such times and in such installments as the administrators provide in the terms of each individual option agreement. In general, the administrators are given broad discretion to issue options and purchase rights and to accept a wide variety of consideration, including shares of our common stock and promissory notes, in payment for the exercise price of options. The 1997 Plan has been authorized by our board of directors and shareholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On September 14, 2001, SYS issued 11,904 shares of common stock to three directors: Zoltan Harasty, 3,571; Kameron Maxwell, 4,365 and Charles Werner, 3,968 in connection with their services as directors of the Company.

    As of November 13, 2001, two officers of SYS exercised stock options totaling 90,000 shares of common stock (Charles E. Vandeveer, 40,000 and Michael W. Fink, 50,000). SYS loaned Messrs. Vandeveer and Fink the funds required to exercise their stock options; the total amount loaned is less than $60,000, individually.

    On May 1, 2001, as part of the Testmasters, Inc. acquisition, the Company assumed a Subordinated Non-Negotiable Unsecured Promissory Note with Clifton L. Cooke, Jr.  As consideration for extending the term of this note, the Company granted a stock purchase warrant to Mr. Cooke for two hundred fifty thousand (250,000) shares of SYS common stock (no par value) at an exercise price of one dollar ($1.00) per share.  The stock purchase warrant may be exercised at any time during the term of the Note and for a period of thirty (30) days following payment of all amounts due under the Note.

    Larry W. Cooke, the sole shareholder of Testmasters, is the brother of Clifton L. Cooke, Jr.  Neither Larry Cooke nor Clifton L. Cooke, Jr. was an officer or director of SYS at the time of the acquisition of Testmasters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of our common stock as of February 1, 2003 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group:

Title of Class	Name & Address of Beneficial Owner	Office, If Any	Amount & Nature of Beneficial Ownership[1]	Percent of Class[2]
Common Stock Without Par Value	Clifton L. Cooke, Jr. 3509 Via Loma Vista Escondido, CA 92024	Director, President, Chief Operating Officer	1,225,094[3]	21.2%
	Lawrence L. Kavanau Casa de Manana, 849 Coast Blvd. Casa Loma, Apt. 214 La Jolla, CA 92037-4233	Director	469,522[4]	8.8%
	W. Gerald Newmin 48 Admiralty Cross Coronado, CA 92118	Chairman, Chief Executive	386,324[5]	7.1%
	Gary L. Fitzhugh 898 Coachway Annapolis, MD 21401	Owner of more than 5%	300,000	5.6%
	John M. Burns 12265 Spruce Grove Place San Diego, CA 92131	Director	227,846[6]	4.2%
	Charles E. Vandeveer 8203 Tiara Drive Ventura, CA 93004	Director, Sr. Vice President	187,616[7]	3.5%
	Michael W. Fink 3410 Bangor Place San Diego, CA 92106	Chief Financial Officer, Sr. Vice President, Secretary	133,780[8]	2.5%
	Kenneth D. Regan 1404 Camino Lujan San Diego, CA 92111	Sr. Vice President	89,000[9]	1.7%
	Kameron W. Maxwell P.O. Box 3736 Rancho Santa Fe, CA 92067	Director	72,165[10]	1.3%
	David A. Derby 10784 Loire Avenue San Diego, CA 92131	Director	49,833[11]	0.9%
	Linda E. Gagnon 1600 S. Eads Street Arlington, VA 22202	Sr. Vice President	8,000[12]	0.2%
	All Directors and Officers as a Group		2,849,180[13]	46.0%

1    Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.  To the best knowledge of SYS, each of the beneficial owners listed herein has direct ownership of and sole voting power and investment power with respect to the shares of our common stock, except as set forth herein.  No director or officer of SYS is the beneficial owner of any shares of our Preferred Stock, $0.50 Par Value or Series B 9% Cumulative Convertible Callable Non-Voting Preference Stock.  To the best knowledge of the Company, each of the beneficial owners listed herein has direct ownership of and sole voting power and sole investment power with respect to the shares of the Company's Common Stock, except as set forth herein.

2    A total of 5,321,165 shares of Common Stock of the Company has been considered to be outstanding pursuant to SEC Rule 13d-3(d)(1).  For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

3    The following warrant and convertible note of Mr. Cooke are included in the stock total:  (1) warrant which expires on May 4, 2004 for 250,000 shares, exercise price of $1.00 per share, (2) convertible note which may be converted into 200,000 shares, conversion price of $1.00 per share.  Mr. Cooke has a total of 450,000 shares that may be purchased through warrants or convertible notes.  The total shown here includes these warrants and convertible notes.

4    The following stock options of Mr. Kavanau are included in the stock total:  (1) granted 3/30/02, 3,000 shares, option price of $1.40 per share and (2) granted 6/30/02, 2,000 shares, option price of $1.57 per share and (3) granted 9/28/02, 2,000 shares, option price of $1.18 per share, and (4) granted 12/28/02, 2,000 shares, option price of $1.50 per share.  Mr. Kavanau has a total of 9,000 shares that may be purchased through stock options.  The total shown here includes these stock options.

5    The following stock options of Mr. Newmin are included in the stock total:  (1) granted 6/19/02, 100,000 shares of which all are vested, option price of $1.29 per share.  Mr. Newmin has a total of 100,000 shares that may be purchased through stock options.  The total shown here includes these stock options.

6    The following warrants, stock options and convertible notes of Mr. Burns are included in the stock total:  (1) granted 11/20/01, 25,000 shares of which all may be purchased at anytime, but the Company has certain buy back rights, option price of $1.23 per share, (2) granted 3/30/02, 5,500 shares, option price of $1.27 per share, (3) granted 6/30/02, 5,500 shares, option price of $1.43 per share, (4) granted 9/28/02, 5,000 shares, option price of $1.18 per share, (5) granted 12/28/02, 4,000 shares, option price of $1.50 per share, (6) warrant which expires on 6/16/06 for 1,250 shares, exercise price of $1.00 per share and (7) convertible notes which may be converted into 62,500 shares, conversion price of $1.00 per share.  Mr. Burns has a total of 108,750 shares that may be purchased through stock options, warrants or convertible notes.  The total shown here includes these stock options, warrants or convertible notes.

7    The following stock options of Mr. Vandeveer are included in the stock total:  (1) granted 6/3/98, 20,000 shares, option price of $0.71 per share and (2) granted 6/19/01, 40,000 shares of which 8,000 shares will be vested 60 days after June 30, 2002, option price of $1.25 per share.  Mr. Vandeveer has a total of 28,000 shares that may be purchased through stock options.  The total shown here includes these stock options.

8    The following stock options of Mr. Fink are included in the stock total:  (1) granted 6/19/01, 25,000 shares of which 5,000 shares will be vested 60 days after June 30, 2002, option price of $1.25 per share.  Mr. Fink has a total of 5,000 shares that may be purchased through stock options.  The total shown here includes these stock options.

9    The following stock option of Mr. Regan is included in the stock total:  (1) granted 5/1/01, 90,000 shares of which 36,000 shares will be vested 60 days after June 30, 2002, option price of $1.00 per share (2) convertible notes which may be converted into 25,000 shares, conversion price of $1.00 per share.  Mr. Regan has a total of 61,000 shares that may be purchased through stock options or convertible notes.  The total shown here includes these stock options and convertible notes.

10    The following stock options of Mr. Maxwell are included in the stock total:  (1) granted 9/1/99, 9,300 shares, option price of $0.625 per share, (2) granted 9/21/99, 25,000 shares of which all may be purchased at anytime, but the Company has certain buy back rights, option price of $1.00 per share, (3) granted 9/30/00, 4,000 shares, option price of $0.88 per share, (4) granted 12/31/00, 1,000 shares, option price of $0.67 per share, (5) granted 3/31/01, 3,000 shares, option price of $0.94 per share, (6) granted 6/30/01, 4,500 shares, option price of $1.13 per share, (7) granted 9/29/01, 2,000 shares, option price of $1.26 per share, (8) granted 12/29/01, 2,000 shares, option price of $1.20 per share, (9) granted 3/30/02, 4,500 shares, option price of $1.27 per share, (10) granted 6/30/02, 6,000 shares, option price of $1.43 per share, (11) granted 9/28/02, 3,500 shares, option price of $1.18 per share, (12) granted 12/28/02, 3,000 shares, option price of $1.50 per share.  Mr. Maxwell has a total of 67,800 shares that may be purchased through stock options.  The total shown here includes these stock options.

11    The following stock options of Mr. Derby are included in the stock total:  (1) granted 11/20/01, 25,000 shares of which all may be purchased at anytime, but the Company has certain buy back rights, option price of $1.23 per share, (2) granted 3/30/02, 5,500 shares, option price of $1.27 per share, (3) granted 6/30/02, 4,500 shares, option price of $1.43 per share, (4) granted 9/28/02, 3,000 shares, option price of $1.18 per share, (5) granted 12/28/02, 3,500 shares, option price of $1.50 per share.  Mr. Derby has a total of 42,500 shares that may be purchased through stock options.  The total shown here includes these stock options.

12    The following stock option of Ms. Gagnon is included in the stock total:  (1) granted 5/7/01, 40,000 shares of which 8,000 shares will be vested 60 days after June 30, 2002, option price of $1.00 per share.  Ms. Gagnon has a total of 8,000 shares that may be purchased through stock options.  The total shown here includes these stock options.

13    Current officers and directors hold a total of 879,050 stock options, warrants and convertible notes that are currently or will be vested within 60 days after January 31, 2003.  The total shown here includes these stock options.

______________________

DESCRIPTION OF SECURITIES

    The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Common stock

    Our Articles of Incorporation authorize the issuance of 48,000,000 shares of common stock, no par value per share. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors, in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

Convertible Preferred Stock

    The Company has exercised its right to convert the Company's preferred stock.  All preferred stock shareholders have been given cash in the amount equal to 100% of the par value ($0.50) of each share of preferred stock in redemption of each share or one share of the Company's common stock (no par value) for two shares of preferred stock plus accrued dividends through May 15, 2002.

Convertible Preference Stock

    SYS has been authorized to issue up to 2,000,000 shares of preference stock, of which 139,561 shares were designated as Series B 9% cumulative convertible callable nonvoting preference stock ($1.00 par value) and issued in 1996. Payments of dividends on the preference stock are subordinate to the payment of dividends on the 4% preferred stock. Each share of preference stock, without any cumulative dividends, had been convertible into two shares of common stock until a maximum of 139,561 common shares had been issued upon conversion of 69,781 shares of preference stock.  69,781 shares of preference stock remained outstanding as of June 30, 2002 and 2001. Cash dividends paid on the preference stock totaled $6,280 in both 2002 and 2001.  In the event of a liquidation of SYS, the holders of the preference stock are entitled to $1.00 per share plus all accumulated and unpaid dividends.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

    Our Articles of Incorporation, as amended, eliminate the personal liability of directors of the Company for monetary damages to the fullest extent permissible under California law. Article VI of our Bylaws requires that the Company, to the maximum extent permitted by California law, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact such person is or was an agent of SYS. The term "agent" includes any person who (i) is or was a director, officer, employee or other agent of SYS; (ii) is or was serving at the request of SYS, as a director, officer, employee or agent of another business entity; or (iii) was a director, officer, employee or agent of a corporation which was a predecessor corporation of SYS or of another enterprise at the request of such predecessor corporation.

    The effect of these provisions in our Articles of Incorporation and Bylaws is to eliminate our ability and that of our shareholders (through shareholder derivative suits) to recover monetary damages against a director except as limited by California law. These provisions do not limit or eliminate the rights of SYS or those of any shareholder to seek non-monetary relief. In any proceeding arising by reason of the fact a person is or was an agent of SYS, the agent will be indemnified if he or she acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to SYS, unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for expenses as the court shall deem proper.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling SYS pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

    The selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

    -- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
    -- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
    -- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
    -- an exchange distribution in accordance with the rules of the applicable exchange;
    -- privately negotiated transactions;
    -- short sales;
    -- broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;
    -- a combination of any such methods of sale; and
    -- any other method permitted pursuant to applicable law.

    The selling shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

    The selling shareholder may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

    The selling shareholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholder may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

    Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholder do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

    The selling shareholder shall be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholder, but excluding brokerage commissions or underwriter discounts. We and the selling shareholder have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

SELLING SHAREHOLDER

    The table below sets forth information concerning the resale of the shares of common stock by the selling shareholder. We will not receive any proceeds from the resale of the common stock by the selling shareholder; nor will we receive proceeds from the notes, other than relief of indebtedness.

    The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Beneficial Ownership Before the Offering(1)	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering(1)(2)	Percentage of Common Stock Owned After Offering(1)(2)
C-Cubed Corp.(3)(4)	261,552	261,552	None	0%

(1)   The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares the selling shareholder has the right to acquire within 60 days.

(2)    Assumes that all securities offered hereby will be sold.

(3)    The Company and four employees were sued in Virginia by Systems Integration & Research, Inc. ("SIR") in February 2002, which claimed that the Company and four employees had conspired to divert a contract that SIR was performing for the U.S. Navy. The Company had sued SIR, its former Chairman and CEO and C-Cubed, Corp., its parent, in California alleging damages suffered by the Company as a result of a failed acquisition attempt by the Company of SIR. In January of 2003, all of SIR's claims against the Company and the four employees and all of the Company's claims against SIR and C-Cubed, Corp. were dismissed. However, the Company is continuing to pursue its case against the former Chairman and CEO of SIR.

    In connection with the dismissal of the lawsuit, on January 9, 2003, the Company signed a license agreement with C-Cubed Corp. ("C-Cubed") whereby the Company received a five year exclusive license to manufacture and sell C-Cubed's "ViewCASE".  ViewCASE is a portable, briefcase-sized videoconferencing system.  The Company agreed to pay C-Cubed $150,000 in cash and 261,552 shares of the Company's common stock with a fair value of approximately $600,000.

    During the nine months ended March 29, 2003, the Company incurred legal costs of approximately $291,000 in a successful defense of the lawsuit filed against it by C-Cubed Corp. which has been dismissed and settled.  The Company anticipates a $100,000 reduction in these legal costs due to insurance claims.  During the nine months ended March 29, 2003, the Company recorded a reduction in legal expense of $100,000 and a receivable from various insurance companies of $100,000 which is classified in other current assets on the balance sheet.

(4)    C-Cubed Corp. holds the Company's common stock as an asset of C-Cubed Corp.  The C-Cubed Corp. Board of Directors holds the control of the voting and sale of the SYS common stock.  The C-Cubed Corp. Board of Directors would then authorize their Chief Financial Officer, Rhonda Lugar, to vote or sell the SYS common stock.

   LEGAL MATTERS

    The validity of the shares of common stock being offered hereby will be passed upon for us by Luce, Forward, Hamilton & Scripps LLP, San Diego, California.

EXPERTS

    The consolidated financial statements of SYS and Subsidiaries as of June 30, 2002 and 2001 and for the years then ended have been audited by J. H. Cohn LLP, independent public accountants, and have been included in this Prospectus in reliance upon the report of J. H. Cohn LLP and upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

    We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus is filed as part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC").

    We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facility of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549.  Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or the Company's website at http://www.systechnologies.com.

    We furnish our shareholders with annual reports containing audited financial statements.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

SYS AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
JUNE 30, 2002 AND 2001

	2002	2001
ASSETS
Current assets:
Cash	$ 259,715	$ 24,535
Contract receivables, net of allowance for doubtful
accounts of $26,000	4,446,449	2,809,494
Receivable from related party	22,190
Prepaid expenses	97,236	57,168
Deferred tax assets	269,500	106,000
Income tax refund receivable	164,618
Other current assets		30,000
Total current assets	5,259,708	3,027,197
Furniture and equipment, less accumulated depreciation and
amortization of $857,334 and $693,391	702,623	434,289
Capitalized software for sale to customers, net of
accumulated amortization of $44,087 in 2001		259,737
Capitalized software for internal use	102,539
Goodwill	83,600
Other assets	125,600	18,580
Totals	$6,274,070 =========	$3,739,803 =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Borrowings under bank line of credit		$ 720,127
Current portion of working capital loan	$ 180,600
Accounts payable	542,074	163,437
Accrued payroll and related taxes	823,144	526,396
Income taxes payable		137,844
Other accrued liabilities	62,715	22,921
Current portion of related party note payable	11,195	10,000
Current portion of notes payable		36,319
Current portion of capital lease obligations	40,490	43,873
Total current liabilities	1,660,218	1,660,917
Working capital loan, net of current portion	263,844
Related party note payable, net of current portion		20,800
Notes payable, net of current portion		39,834
Convertible notes payable	450,000
Convertible notes payable to related parties	550,000
Capital lease obligations, net of current portion	102,677	114,366
Deferred tax liabilities	147,000	25,000
Total liabilities	3,173,739	1,860,917
Commitments and contingencies

SYS AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONCLUDED)
JUNE 30, 2002 AND 2001

	2002	2001
Stockholders' equity:
4% convertible preferred stock, $.50 par value; 250,000 shares
authorized; 110,000 shares issued and outstanding in 2001		55,000
9% preference stock, $1.00 par value; 2,000,000 shares authorized; 69,781 Series B shares issued and outstanding	69,781	69,781
Common stock, no par value; 48,000,000 shares authorized;
4,916,370 and 3,362,732 shares issued and outstanding	2,078,771	662,732
Unearned ESOP compensation		(53,308)
Common stock subscriptions receivable from company officers for
90,000 shares	(63,900)
Retained earnings	1,015,679	1,144,681
Total stockholders' equity	3,100,331	1,878,886
Totals	$6,274,070 =========	$3,739,803 =========

See Notes to Consolidated Financial Statements.

SYS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JUNE 30, 2002 AND 2001

	2002	2001
Contract revenues	$17,281,023	$11,614,341
Costs and expenses:
Contract costs	14,784,626	9,923,412
General and administrative expenses	1,950,594	1,164,855
Bad debt expense	113,755	35,213
Write-off of capitalized software	406,070
Totals	17,255,045	11,123,480
Income from operations	25,978	490,861
Other (income) expense:
Interest income	(32,311)	(10,350)
Interest expense	193,940	95,632
Gain on sale and disposition of equipment	(5,850)	(957)
Totals	155,779	84,325
Income (loss) before income taxes	(129,801)	406,536
Provision (credit) for income taxes	(9,000)	165,000
Net income (loss)	(120,801)	241,536
Preferred dividends requirements	8,201	8,480
Net income (loss) applicable to common stock	$ (129,002) ==========	$ 233,056 =========
Basic net income (loss) per common share	$ (0.03) ==========	$ 0.07 =========
Diluted net income per common share		$ 0.07 =========

See Notes to Consolidated Financial Statements.

SYS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 2002 AND 2001

	Convertible Preferred Stock		Series B Preference Stock		Common Stock		Unearned ESOP	Common Stock Subscription	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Compensation	Receivable	Earnings	Total
Balance, July 1, 2000	110,000	$55,000	69,781	$69,781	3,362,732	$532,732	$(84,923)		$ 915,445	$1,488,035
Cash dividends on 4% convertible preferred stock									(2,200)	(2,200)
Cash dividends on 9% convertible Series B preference stock									(6,280)	(6,280)
Release of 31,615 ESOP shares for compensation							31,615			31,615
Cash dividend paid to subsidiary shareholder									(3,820)	(3,820)
Issuance of warrants in connection with related party note payable						130,000				130,000
Net Income	--------	--------	------	--------	--------	--------	--------		241,536	241,536
Balance, June 30, 2001	110,000	55,000	69,781	69,781	3,362,732	662,732	(53,308)		1,144,681	1,878,886
Cash dividends on 4% convertible preferred stock									(1,921)	(1,921)
Cash dividends on 9% Series B preference stock									(6,280)	(6,280)
Common stock sold for cash through private placement, net of selling expenses of $114,412					1,000,000	885,588				885,588
Shares issued to ESOP					84,229	93,461				93,461
Common stock issued upon conversion of preferred stock	(110,000)	(55,000)			22,360	22,357				(32,643)
Release of 53,308 ESOP shares for compensation							53,308			53,308

                                                                                                  SYS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONCLUDED)
YEARS ENDED JUNE 30, 2002 AND 2001

	Convertible Preferred Stock		Series B Preference Stock		Common Stock		Unearned ESOP	Common Stock Subscription	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Compensation	Receivable	Earnings	Total
Stock issued to directors for compensation					11,904	14,999				14,999
Stock issued upon exercise of stock options for cash and notes receivable					135,145	99,634		(63,900)		35,734
Stock issued for acquisition of business					300,000	300,000				300,000
Net loss	--------	--------	------	--------	--------	--------	--------		(120,801)	(120,801)
Balance, June 30, 2002	=======	$ =======	69,781 =======	$69,781 =======	4,916,370 =========	$2,078,771 =========	$ ========	$ (63,900) =========	$1,015,679 ===========	$3,100,331 =========

See Notes to Consolidated Financial Statements.

SYS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2002 AND 2001

	2002	2001
Operating activities:
Net income (loss)	$ (120,801)	$ 241,536
Adjustments to reconcile net income (loss) to net cash
used in operating activities:
Depreciation and amortization	209,595	175,381
Bad debt expense	113,755	35,213
Gain on sale and disposition of equipment	(5,850)	(957)
Issuance of common stock for services	14,999
Accretion of debt discount	64,800	10,800
Issuance and release of ESOP shares for compensation	146,769	31,615
Deferred income taxes	(41,500)	(48,000)
Write-off of notes receivable, including accrued interest	16,588	35,078
Write-off of capitalized software	406,070
Changes in operating assets and liabilities:
Contract receivables	(1,750,710)	(1,115,675)
Other receivables	(40,068)	(5,389)
Other current assets	(4,778)	35,187
Other assets	(22,486)	(1,250)
Accounts payable	378,637	(61,528)
Accrued payroll and related taxes	296,748	203,614
Income taxes payable	(257,462)	12,552
Other accrued liabilities	30,794	(70,658)
Net cash used in operating activities	(564,900)	(522,481)
Investing activities:
Acquisition of furniture and equipment	(376,995)	(232,844)
Proceeds from sale of equipment	2,430	42,946
Cash received from the purchase of business, net of acquisition costs	131,400
Capitalization of software costs	(254,587)	(23,414)
Net cash used in investing activities	(497,752)	(213,312)
Financing activities:
Net line of credit and working capital loan borrowings (payments)	(275,683)	508,181
Payments of related party note payable	(84,405)
Payments of notes payable	(76,153)	(39,389)
Payments of capital lease obligations	(41,371)	(7,208)
Payments of dividends	(8,201)	(8,480)
Proceeds from convertible notes payable, net	894,966
Cash paid upon conversion of preferred stock	(32,643)
Payments of dividend to subsidiary shareholder		(3,820)
Proceeds from stock options exercised	35,734
Proceeds from other issuances of common stock, net	885,588
Net cash provided by financing activities	1,297,832	449,284
Net increase (decrease) in cash	235,180	(286,509)
Cash, beginning of year	24,535	311,044
Cash, end of year	$ 259,715 ========	$ 24,535 ========
Supplemental disclosure of cash flow data:
Interest paid	$ 179,808 ========	$ 84,832 ========
Income taxes paid	$ 381,488 ========	$ 69,449 ========

SYS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONCLUDED)
YEARS ENDED JUNE 30, 2002 AND 2001

	2002	2001
Supplemental disclosure of noncash investing and financing activities:
Acquisition of equipment under capital lease obligations	$ 108,978 ========	$121,210 ========
Warrants granted in connection with issuance of related party note payable		$130,000 ========
Common stock issued upon conversion of preferred stock	$ 22,357 ========
Common stock issued upon exercise of stock options in exchange for notes receivable from company officers	$ 63,900 ========

See Notes to Consolidated Financial Statements.

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and summary of significant accounting policies:

Organization:

SYS was incorporated in 1966 in the State of California. SYS provides management and technical services in systems planning, management and analysis, systems engineering, naval architecture, marine engineering, ordnance engineering, logistics analysis and engineering, operations analysis, hazardous materials reduction studies, computer systems analysis, office automation, information management systems and related support services. SYS also provides hardware integration and fabrication services.

Testmasters, Inc. ("Testmasters") is a subsidiary acquired in 2001 that specializes in establishing and deploying effective software testing methodologies and disciplines. Testmasters' Testing and Quality Assurance focus is to provide their clients early warnings to issues or processes that will inhibit the success of the project. Since Testmasters' entire business focus is quality assurance and testing, the completion of each assignment adds to its wealth of expertise, experience and understanding of real world project dynamics and potential impediments to their success. These services include: Independent Verification and Validation; test planning; test procedures development; test life cycle development and practices assessment (policies and procedures); test tool selection; and quality assurance training. Some current and past clients include: Bank of America, California Federal, Sanwa Bank, Ameriquest Mortgage, Sony Pictures Entertainment, California Power Exchange and Thomson Corporation.

Shadow Research International, Inc. ("Shadow") is a subsidiary acquired in 2002 that is a technology-based consulting services organization providing support for the Navy Logistics Productivity's ("NLP") Research and Development program. Shadow is currently under contract to execute the NLP Bounty Hunter Program that focuses on expansion of the technology emphasis to all aspects of system obsolescence whether it is electronic, mechanical or hydraulic and will target both functional and economic cases.

Principles of consolidation:

The consolidated financial statements include the accounts of SYS and its wholly-owned subsidiaries, Testmasters and Shadow (collectively, the "Company"). All significant intercompany accounts and transactions are eliminated in consolidation.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and summary of significant accounting policies (continued):

Revenue recognition:

Generally, revenues are derived from contracts with agencies of the U.S. Government. Revenues on fixed-price contracts are recorded on the percentage of completion method in the ratio that costs incurred bear to total estimated costs at completion. Revenues on cost-reimbursement contracts are recorded as costs are incurred and include estimated earned fees in the proportion that costs or hours incurred to date bear to total estimated costs or hours, respectively, as specified by each contract. Revenues on time-and-materials contracts are recorded based on hours incurred, extended at contract rates plus material expenses and other direct costs incurred. Contract costs, including indirect costs, on certain U.S. Government contracts are subject to audit by the Defense Contract Audit Agency (the "DCAA") before final acceptance. Revenues have been recorded at amounts expected to be realized upon final settlement. Anticipated contract losses are recognized in the period in which they are identified.

Software development costs:

Costs of developing software for internal use are capitalized during the application development stage. The establishment of the application development stage and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors such as anticipated future revenue, estimated economic life, and changes in software and hardware technologies. Capitalized software development costs are amortized using the straight-line method over five years. The amortization of the software development costs that remained capitalized as of June 30, 2002 will commence when the software is ready for its intended use.

Furniture and equipment:

Furniture and equipment are carried at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 10 years. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the lease term. Furniture and equipment include assets under capital leases with a cost of $268,700 and $242,442 and accumulated amortization of $136,400 and $113,179 at June 30, 2002 and 2001, respectively.

Impairment of long-lived assets:

Impairment losses on long-lived assets with definitive lives are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts. During the fourth quarter of 2002, the Company did not believe that there were sufficient projected cash flows or alternative future uses to support the net book value of all of the costs that had been capitalized related to software developed for sale to customers and all of the costs that had been capitalized related to software developed for internal use by Testmasters. As a result, the Company wrote off $406,070 of capitalized software costs as of June 30, 2002.

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and summary of significant accounting policies (continued):

Goodwill:

Goodwill is comprised of costs in excess of net assets of the business of Shadow which was acquired in March 2002. Under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), goodwill and other intangible assets with indefinite useful lives are no longer systematically amortized. Instead, such assets are subject to reduction only when their carrying amounts exceed their estimated fair values based on impairment tests established by SFAS 142 that must be made at least annually.

Stock based compensation:

In accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the Company will only recognize compensation costs as a result of the issuance of stock options to employees based on the excess, if any, of the fair value of the underlying stock at the date of grant or award (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. Therefore, the Company will not be required to recognize compensation expense as a result of any grants of stock options to employees at an exercise price that is equivalent to or greater than fair value. The Company will also make pro forma disclosures, as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), of net income or loss as if a fair value based method of accounting for stock options had been applied.

In accordance with SFAS 123, all other issuances of common stock, stock options, warrants or other equity instruments to employees and nonemployees as the consideration for goods or services (including loans and other financial services) received by the Company are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Such fair value is measured as of an appropriate date and is capitalized or expensed as if the Company had paid cash for the goods or services.

Income (loss) per common share:

Basic income (loss) per common share is calculated by dividing net income (loss) applicable to common stock by the weighted average number of common shares outstanding during the period. The calculation of diluted income per common share is similar to that of basic income per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, principally those issuable upon the conversion of notes payable, preferred stock and the exercise of stock options and warrants, were issued during the period.

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and summary of significant accounting policies (continued):

Income (loss) per common share (concluded):

The following table summarizes the calculation of basic and diluted income (loss) per common share for each period:

	2002	2001
Numerators:
Net income (loss) (A)	$ (120,801)	$ 241,536
Deduct preferred dividend requirements	8,201	8,480
Net income (loss) applicable to common
stock (B)	$ (129,002) =========	$ 233,056 ========
Denominators:
Weighted average shares for basic net
income (loss) per common share (C)	4,192,340	3,307,166
Add effects of dilutive securities from assumed
exercise of stock options and warrants and
application of treasury stock method		176,339
Weighted average shares for diluted net
income (loss) per common share (D)	4,192,340 =========	3,483,505 ========
Basic net income (loss) per common
share (B/C)	$ (0.03) =========	$ 0.07 ========
Diluted net income per common share (B/D)		$ 0.07 ========

For 2002, diluted income per share has not been presented because the assumed exercise of the Company's outstanding options and warrants would be antidilutive. The assumed conversion of notes payable and preferred stock was either immaterial or anti-dilutive in 2002 and 2001.

Income taxes:

The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and summary of significant accounting policies (concluded):

Recent accounting pronouncements:

The FASB and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants had issued certain accounting pronouncements as of June 30, 2002 that will become effective in subsequent periods; however, management of the Company does not believe that any of those pronouncements would have significantly affected the Company's financial accounting measurements or disclosures had they been in effect during 2002 and 2001, and it does not believe that any of those pronouncements will have a significant impact on the Company's consolidated financial statements at the time they become effective.

Reclassifications:

Certain amounts in the 2001 consolidated financial statements have been reclassified to conform to the 2002 presentations.

Note 2 - Significant concentrations of credit risk:

The Company grants credit to customers. Its primary customers are agencies of the U.S. Government. Management believes that the exposure to credit risk from agencies of the U.S. Government is insignificant.

The Company maintains its cash balances primarily in one financial institution. As of June 30, 2002, cash balances exceeded the Federal Deposit Insurance Corporation limitation for coverage of $100,000 by $138,300. Exposure to credit risk is reduced by placing such deposits with a major financial institution and monitoring its credit rating.

Note 3 - Contract receivables:

Contract receivables consist of the following at June 30, 2002 and 2001:

	2002	2001
Amounts billed, less allowance for doubtful
accounts of $7,000	$2,945,922	$1,036,447
Recoverable costs and accrued profit on
progress completed - not billed	830,001	787,188
Retentions, due upon completion of contracts	183,099	198,532
Recoverable costs subject to closure of
contracts - not billed, less allowance
for doubtful accounts of $19,000	487,427	787,327
Totals	$4,446,449 =========	$2,809,494 =========

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Contract receivables (concluded):

At June 30, 2002, recoverable costs and accrued profit on progress completed - not billed consisted of amounts billed in July 2002. The balances comprising receivables pursuant to retainage provisions will be due upon completion of the contracts and acceptance by the customer; based on the Company's experience with similar contracts in recent years, the balances at June 30, 2002 are expected to be collected in fiscal 2003 and 2004.

Recoverable costs subject to closure of contracts - not billed consisted primarily of revenues recognized on specific delivery orders as a result of actual indirect expense rates exceeding the DCAA approved billing rates. These receivables will be due upon closure of the specific delivery orders or the contracts. The Company does not recognize revenues in excess of the allowable funding limitations on each delivery order or contract until contract negotiations are finalized and cash received.

Note 4 - Receivable from former affiliate:

As of the beginning of 2001, the Company had a receivable of approximately $52,000 arising from a loan to a former affiliate. During 2001, the Company collected approximately $21,200 and wrote-off the remaining balance of approximately $35,000, including accrued interest, as management believed the ultimate collectibility of the remaining balance was unlikely.

Note 5 - Line of credit and working capital loan:

At June 30, 2002, the Company had an unused revolving line of credit provided by a bank which allows for maximum borrowings of $1,500,000 until it expires on December 28, 2003. Any borrowings under the line of credit are limited to 80% of qualifying contract receivables, would be collateralized by substantially all of the assets of the Company, as defined, and would bear interest at 0.75% above the prime rate (an effective rate of 5.5% at June 30, 2002). Among other things the terms of the line of credit agreement require the Company to maintain certain financial ratios and meet specified reporting requirements. Although the Company was not in compliance with certain reporting requirements and certain financial ratios under the agreement, the bank issued a waiver of these requirements for the period ending June 30, 2002.

At June 30, 2002, the Company had an outstanding balance of $444,444 under a $500,000 working capital loan provided by the same bank which expires on January 31, 2005. The loan is collateralized by substantially all of the assets of the Company and also bears interest at 0.75% above the prime rate. Principal amounts due under the loan in years subsequent to June 30, 2002 are as follows:

Fiscal Year
Ending	Amount
2003	$180,600
2004	167,000
2005	96,844

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Notes payable to related and unrelated parties:

The Company had a note payable to a related party with an outstanding principal balance of $150,000 as of June 30, 2001. This note, as amended, bears interest at 10% and matures on October 15, 2003. As additional consideration, the noteholder was granted warrants to purchase 250,000 shares of common stock at a price of $1.00 per share, the market value of the Company's common stock at the grant date. The warrants vested immediately and expire 30 days after the final payment of the note. The warrants had a fair value of $130,000 as of the date of issuance; accordingly, the Company discounted the note by $130,000 and is accreting the discount on a straight-line basis over the term of the note. The Company recognized $64,800 and $10,800 of additional interest expense in 2002 and 2001, respectively, related to the accretion of this debt discount. The Company also made principal payments of $84,405 in 2002. As a result, the note had a remaining principal balance of $65,595 and a carrying value of $11,195, net of unaccreted discount of $54,400 at June 30, 2002. The Company intends to pay the remaining principal balance of the note payable during the year ending June 30, 2003.

During 2002, the Company issued to related and unrelated parties three year convertible notes payable in exchange for cash. The notes bear simple interest at an annual rate of 10% and are unsecured. Each note has a conversion feature whereby the noteholder can convert at any time the unpaid principal balance at the rate of $1.00 per share into the Company's common stock. The Company has deferred approximately $105,000 of expenses associated with these notes payable, which are included in other assets and are being amortized on a straight-line basis over three years. As of June 30, 2002, the total principal balance of the convertible notes payable to related parties amounted to $550,000.

Note 7 - Leases:

The Company has noncancelable operating leases for its offices which expire at various dates through December 2008. Certain leases provide for increases in the minimum lease payments based on fluctuations in various price indices. Rent expense under all operating leases totaled $517,300 and $327,500 in 2002 and 2001, respectively.

The Company also leased certain computer equipment under capital leases which expire in September 2006.

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Leases (concluded):

Annual future minimum lease payments under noncancelable operating and capital leases with initial terms of one year or more are as follows:

	Operating	Capital
	Leases	Leases
2003	$ 598,000	$ 53,296
2004	689,000	42,391
2005	586,000	42,391
2006	586,000	28,368
2007	474,000	7,092
Totals	$2,933,000 =========	173,538
Less amounts representing interest		30,371
Present value of minimum lease payments		143,167
Less current portion		40,490
Long-term portion		$102,677 =======

Note 8 - Stockholders' equity:

Preferred stock:

The Company has been authorized to issue up to 250,000 shares of nonvoting convertible preferred stock with a par value of $.50 per share, of which 110,000 shares had been issued at June 30, 2001. Cumulative dividends on such shares are payable at the annual rate of 4%. Each share is convertible into one share of common stock upon the payment of $6.50 per share and redeemable at the option of the Company at its par value plus accrued dividends. On May 15, 2002, the Company called all of the outstanding shares of preferred stock at the par value of $0.50 per share with an option to convert to common stock. As a result, the Company issued 22,360 shares of common stock and paid $32,643 to redeem the 110,000 shares of preferred stock.

Cash dividends paid on the preferred stock totaled $1,921 and $2,200 in 2002 and 2001, respectively.

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Stockholders' equity (continued):

Preference stock:

The Company has been authorized to issue up to 2,000,000 shares of preference stock, of which 139,561 shares were designated as Series B 9% cumulative convertible callable nonvoting preference stock ($1.00 par value) and issued in 1996. Payments of dividends on the preference stock are subordinate to the payment of dividends on the 4% preferred stock. Each share of preference stock, without any cumulative dividends, had been convertible into two shares of common stock until a maximum of 139,561 common shares had been issued upon conversion of 69,781 shares of preference stock. The maximum number of common shares was issued on conversion prior to 2001. A total of 69,781 shares of nonconvertible preference stock remained outstanding as of June 30, 2002 and 2001. Cash dividends paid on the preference stock totaled $6,280 in both 2002 and 2001. In the event of the Company's liquidation, the holders of the preference stock are entitled to $1.00 per share plus all accumulated and unpaid dividends.

Common stock:

During 2002, the Company issued 1,000,000 shares of its common stock (no par value). All of the shares were issued at $1.00 per share through a private placement pursuant to Regulation D thereunder. The shares were issued without an underwriter. Expenses incurred in connection with the sale of $114,412 were charged to additional paid-in capital.

Stock options and stock subscription receivable:

During 2002, the Company received $35,734 in cash and $63,900 in related party notes receivable as a result of the exercise of stock options. These notes bear interest at 7.5%, mature on June 23, 2003 and are collateralized by personal assets of the payees. The balance has been reflected as a reduction in stockholders' equity in the accompanying consolidated balance sheet as of June 30, 2002.

Incentive stock option and restricted stock plan:

On August 20, 1996, the Company's Board of Directors adopted the SYS 1997 Incentive Stock Option and Restricted Stock Plan (the "Plan"), which was modified and ratified by the Company's stockholders during 1998. The Plan provides for grants by the Board of Directors of incentive stock options to purchase up to 1,750,000 shares of common stock to employees and grants of restricted stock options to purchase up to 450,000 shares of common stock to directors and consultants. Restricted stock options for the purchase of 110,000 and 36,000 shares were granted in 2002 and 2001, respectively. Incentive stock options for the purchase of 110,000 and 825,000 shares were granted in 2002 and 2001, respectively. Options cannot be granted under the Plan at less than 100% of the fair market value on the date of grant. Options vest at such time and under such conditions as determined by the Board of Directors at the time of grant.

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Stockholders' equity (continued):

Additional required disclosures related to stock options and warrants:

The following table summarizes certain information regarding stock options issued under the Plan and warrants issued to a noteholder at June 30, 2002 and 2001:

	2002		2001
		Weighted		Weighted
	Shares	Average	Shares	Average
	or Price	Exercise	or Price	Exercise
	Per Share	Price	Per Share	Price
Balance outstanding at
beginning of year	1,640,345	$0.94	653,345	$0.78
Granted	222,500	$1.29	1,111,000	$1.05
Exercised	(135,145)	$0.74
Cancelled	(38,500)	$0.76	(124,000)	$1.00
Balance outstanding at
end of year	1,689,200 =========	$1.01	1,640,345 ========	$0.94
Price range at end of year	$0.47 to $1.57		$0.47 to $1.25
Weighted average fair value of options and warrants granted during the year	$ 0.33 =========		$ 0.71 =========

The following table summarizes information about stock options and warrants outstanding at June 30, 2002, all of which were at fixed prices:

		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price
$0.47 - $0.68	109,900	1.67 Years	$0.63	99,100	$0.63
$0.71 - $0.97	258,800	0.87 Years	$0.77	250,800	$0.77
$1.00 - $1.57	1,320,500	3.08 Years	$1.09	611,473	$1.06
	1,689,200 ========			961,373 =======

At June 30, 2002, the Company was authorized to grant incentive stock options and restricted stock options for the purchase of 497,500 and 130,655 shares of common stock, respectively.

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Stockholders' equity (concluded):

Additional required disclosures related to stock options and warrants (concluded):

Since the Company has adopted the disclosure-only provisions of SFAS 123 and all of the stock options granted to its employees were granted at the fair market value on the date of grant, no compensation cost was recognized in the accompanying consolidated financial statements for those stock options. Had compensation cost been determined based on the fair value at the grant date for all awards to employees consistent with the provisions of SFAS 123, the Company's net income (loss) and net income (loss) per common share would have been reduced (increased) to the pro forma amounts set forth below:

	2002	2001
Net income (loss) - as reported	$(120,801)	$241,536
Net income (loss) - pro forma	(318,962)	79,979
Basic income (loss) per common share:
As reported	$ (0.03)	$ .07
Pro forma	$ (0.08)	$ .02
Diluted income per common share:
As reported		$ .07
Pro forma		$ .02

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions in 2002 and 2001:

	2002	2001
Dividend yield	0%	0%
Expected volatility	19%	90%
Risk-free interest rate	4.9%	6.5%
Expected lives	3 to 5 years	2 to 5 years

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Income taxes:

The provision (credit) for income taxes in 2002 and 2001 consists of the following:

	2002	2001
Current:
Federal	$ 23,500	$168,000
State	9,000	45,000
	32,500	213,000
Deferred:
Federal	(30,000)	(41,000)
State	(11,500)	(7,000)
	(41,500)	(48,000)
Totals	$ (9,000) =======	$165,000 =======

Significant components of the Company's deferred tax assets and liabilities as of June 30, 2002 and 2001 are shown below:

	2002	2001
Deferred tax assets:
Due to accrued vacation expense and allowance
for doubtful accounts	$ 161,200	$106,000
Difference in tax basis of capitalized software	108,300
Totals	269,500	106,000
Deferred tax liabilities:
Due to book and tax depreciation
expense differences	(105,000)	(25,000)
Cash basis of accounting for income taxes	(42,000)
Totals	(147,000)	(25,000)
Net deferred tax assets	$ 122,500 ========	$ 81,000 =======

The expected income tax provision (credit), computed based on the Company's pre-tax income in 2002 and 2001 and the statutory Federal income tax rate, is reconciled to the actual tax provision (credit) reflected in the accompanying consolidated financial statements as follows:

	2002	2001
Expected tax provision (credit) at statutory rates	$(44,000)	$138,200
Non-deductible expense	32,000
State taxes, net of Federal benefit	(7,000)	25,000
Loss of subsidiary acquired in a pooling of
interests transaction		27,800
Other	10,000	(26,000)
Totals	$ (9,000) =======	$165,000 ========

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10- Employee stock ownership plan:

During 2000, the Board of Directors authorized the Trustee of the ESOP to purchase 130,060 shares of the Company's outstanding common stock (including the purchase of 107,000 shares from one of the Company's directors) for $130,060 or $1.00 per share. The purchase price was based on the estimated fair value of the shares as determined through an independent appraisal. The ESOP financed the purchase of the common stock through loans from the Company bearing interest at 10% that have no specific due dates. The common stock held by the ESOP is released for allocation to the participating employees as contributions are made at the discretion of the Company. The Company accounts for the contributions to the ESOP based on the fair value of the common stock at the time the shares are released and reflects the cost of the unreleased shares as unearned ESOP compensation, which is shown separately as a reduction of stockholders' equity in the consolidated balance sheets. The Company charged $53,308 and $31,615 to compensation expense for the fair value of 53,308 and 31,615 shares of common stock released to the ESOP on a discretionary basis for allocation to employees during 2002 and 2001, respectively, and it has reflected the cost of $53,308 for the 53,308 unallocated shares as unearned ESOP compensation in the accompanying consolidated balance sheet as of June 30, 2001.

During 2002, the Company made contributions in common stock and cash to the ESOP totaling approximately $282,000, which was charged to compensation expense. The amount contributed is paid by cash or issuing the Company's common stock. As of June 30, 2002, the Company had a liability of approximately $119,000 to be paid to the ESOP, these shares were issued subsequent to the balance sheet date.

Note 11- Fair value of financial instruments:

The Company's financial instruments at June 30, 2002 for which disclosure of estimated fair value is required consisted of cash, contract and other receivables, accounts payable, convertible notes payable and notes payable. In the opinion of management, (i) cash, contract and other receivables and accounts payable were carried at values that approximated their fair values because of their liquidity and/or their short-term maturities and (ii) notes payable were carried at values that approximated their fair values because they had interest rates equivalent to those currently prevailing for financial instruments with similar characteristics. As of June 30, 2002, the convertible notes payable to related and unrelated parties with a carrying value of $1,000,000 was estimated to have a fair value of $1,250,000 due to the conversion feature of these notes payable.

Note 12- Business combinations:

On May 4, 2001, a business combination between Testmasters and SYS was completed, whereupon SYS exchanged 200,000 shares of its common stock for all of Testmasters outstanding common stock. The transaction was accounted for as a pooling of interests. As a result, Testmasters became a wholly-owned subsidiary of SYS. The accompanying consolidated financial statements for 2001 were prepared as if the companies were combined for the full year.

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12- Business combinations (concluded):

Summarized results of operations of SYS and Testmasters for the period from July 1, 2000 to May 4, 2001, the date of acquisition, are as follows:

	SYS	Testmasters
Revenues	$8,530,297	$1,011,540
Net income (loss)	257,794	(50,533)

On March 27, 2002, the Company purchased all of the outstanding capital stock of Shadow in exchange for the Company's issuance of 300,000 shares of the Company's common stock (see Notes 1 and 13). The estimated fair value of the stock at the date of purchase was $1.00 per share. The Company also incurred other acquisition related expenses of $33,600.

The acquisition has been accounted for as a purchase and, accordingly, the net assets acquired were recorded at estimated fair values on the date of acquisition. The consolidated financial statements reflect the operations of Shadow for the period after the date of acquisition. Goodwill recognized in this transaction amounted to $83,600, which is not expected to be deductible for tax purposes. Goodwill was assigned to the SYS segment. A summary of the allocation of the cost of the acquisition to the net assets acquired follows:

Cash	$165,000
Accounts receivable	95,000
Property and equipment	45,000
Goodwill	83,600
Other assets	4,000
Total assets acquired	392,600
Accounts payable and other liabilities assumed	(59,000)
Purchase price	$333,600 =======

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13- Segment information:

The Company reports segment sales in the same format reviewed by the Company's Chief Operating Decision Maker ("CODM"). The CODM identifies the Company's segments based on the customer base. These segments offer services to different markets in accordance with their customer base. Accordingly, the Company's two business segments are centered on the operations associated with the SYS Division and the Testmasters Division. Since Shadow's customer base is relatively the same as the SYS Division, its operations and total assets are included in the SYS Division. All of the Company's operations are conducted in the United States. The Company evaluates the performance of each segment based on income or loss before income taxes. The Company has no significant intersegment sales or transfers.

Contract revenues, income (loss) before income taxes and other related segment information for the years ended June 30, 2002 and 2001 follows:

	SYS	Testmasters	Total
2002
Contract revenues	$16,821,765	$ 459,258	$17,281,023
Income (loss) before
income taxes	534,397	(664,198)	(129,801)
Depreciation and amortization	180,865	28,730	209,595
Total assets	6,156,372	117,698	6,274,070
Additions to furniture and equipment	485,973		485,973
2001
Contract revenues	$10,514,875	$1,099,466	$11,614,341
Income (loss) before
income taxes	484,070	(77,534)	406,536
Depreciation and amortization	138,051	37,330	175,381
Total assets	3,392,878	346,925	3,739,803
Additions to furniture and equipment	354,054		354,054

SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14- Legal matters:

The Company and four employees were sued by Systems Integration & Research, Inc. ("SIR"), in the Circuit Court for Fairfax County, Virginia, on February 14, 2002. The crux of the complaint is that the Company and the named defendants conspired to divert a financial management and technical assistance contract that SIR was performing for the U.S. Navy, Naval Sea Systems Command. According to the complaint, the Company and the named defendants violated Virginia business conspiracy statutes, tortuously interfered with SIR's contract with the Navy, interfered with SIR's business expectancy for the successor contract, and stole and converted a database and computer program that SIR had compiled for the Navy. In addition, the complaint alleges that one of the Company's employee-defendants breached her fiduciary duty to SIR. The relief SIR is seeking is $15,000,000 in damages, plus $350,000 in punitive damages. Defendants filed a demurrer, arguing that this was really a complaint against the Navy's award of the successor contract to the Company, and that only a federal court had jurisdiction over a claim concerning the award of a U.S. Government contract. The defendants also believe they have substantial defenses on the merits. Although the demurrer was denied, the issue has been preserved for appeal. The Company has hired counsel and will vigorously defend the lawsuit. While the Company believes it has no liability in this matter, there can be no assurance that SIR will not be successful in asserting that the Company is liable to them. At this time, the Company is not able to predict the outcome of this litigation and there can be no assurance that the Company will not incur substantial and protracted litigation costs.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders
SYS

We have audited the accompanying consolidated balance sheets of SYS and Subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SYS and Subsidiaries as of June 30, 2002 and 2001, and their consolidated results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                                                                                     J.H. Cohn LLP

San Diego, California
September 25, 2002

SYS AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

March 29, 2003
ASSETS	(Unaudited)
Current assets: Cash Contract receivables, net of allowance for doubtful accounts of $26,000 Deferred tax assets Income tax refund receivable Other current assets	$ 28,000 4,860,000 485,000 527,000 249,000
Total current assets	6,149,000

Furniture and equipment, less accumulated
     depreciation and amortization of $1,050,000
Capitalized software for internal use, net of
     accumulated amortization of $12,000
Non-current inventory
Other assets

780,000 90,000 116,000 147,000
Total	$ 7,282,000 =========
LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
     Borrowings under bank line of credit
     Working capital loan
     Accounts payable
     Accrued payroll and related taxes
     Other accrued liabilities
     Current portion of related party note payable
     Current portion of capital lease obligations

$ 138,000 325,000 985,000 1,190,000 255,000 7,000 32,000
Total current liabilities	2,932,000
Convertible notes payable Convertible notes payable to related parties Capital lease obligations, net of current portion Deferred tax liabilities	450,000 550,000 68,000 147,000
Total liabilities	4,147,000

Stockholders' equity:
     9% preference stock, $1.00 par value; 2,000,000
          shares authorized; 69,781 Series B shares
          issued and outstanding
     Common stock, no par value; 48,000,000 shares
          authorized; 5,458,165 shares issued and
          outstanding
     Common stock subscriptions receivable from
          Company officers for 26,315 shares
     Retained earnings

70,000 2,931,000 (19,000) 153,000
Total stockholders' equity	3,135,000
Total	$ 7,282,000 =========

See Notes to Condensed Consolidated Financial Statements.

SYS AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Unaudited)

	Three months ended		Nine months ended
	March 29, 2003	March 30, 2002	March 29, 2003	March 30, 2002
Contract revenues	$ 5,955,000	$ 4,653,000	$18,129,000	$11,668,000
Costs and expenses: Contract costs General and administrative expenses Legal settlement	5,352,000 1,135,000 0	4,025,000 512,000 0	15,754,000 2,625,000 941,000	10,024,000 1,105,000
Totals	6,487,000	4,537,000	19,320,000	11,129,000
Income (loss) from operations	(532,000)	116,000	(1,191,000)	539,000
Other (income) expenses: Interest income Interest expense Gain on sale and disposition of equipment	(2,000) 55,000 0	(8,000) 33,000 0	(6,000) 167,000 0	(10,000) 101,000 (5,000)
Totals	53,000	25,000	161,000	86,000
Income (loss) before income taxes	(585,000)	91,000	(1,352,000)	453,000
Provision (credit) for income taxes	(198,000)	39,000	(505,000)	184,000
Net income (loss)	(387,000)	52,000	(847,000)	269,000
Preference dividend requirements	3,000	3,000	6,000	7,000
Income (loss) applicable to common stock	$ (390,000) ==========	$ 49,000 =========	$ (853,000) ==========	$ 262,000 =========
Basic income (loss) per common share	$ (0.07) ==========	$ 0.01 =========	$ (0.17) ==========	$ 0.07 =========
Diluted income (loss) per common share	$ (0.07) ==========	$ 0.01 =========	$ (0.17) ==========	$ 0.06 =========

See Notes to Condensed Consolidated Financial Statements.

SYS AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
	March 29, 2003	March 30, 2002

Operating activities:
     Net income (loss)
     Adjustments to reconcile net income (loss) to net cash
     used in operating activities:
          Depreciation and amortization
          Deferred income taxes
          Impairment of goodwill
          Gain on sale and disposition of equipment
          Issuance of stock for legal settlement
          Accretion of debt discount
          Bonus expense in lieu of cash paid for exercise of
               stock options
          Changes in operating assets and liabilities:
               Contract receivables
               Other receivables
               Receivable from related party
               Other current assets
               Other assets
               Accounts payable
               Accrued payroll and related taxes
               Income taxes payable
               Other accrued liabilities

	$ (847,000) 205,000 (216,000) 84,000 0 600,000 38,000 14,000 (413,000) 0 22,000 (514,000) (138,000) 443,000 485,000 0 192,000	$ 269,000 153,000 0 0 (5,000) 0 0 0 (1,848,000) 56,000 0 (100,000) (139,000) 299,000 524,000 (138,000) 10,000
Net cash used in operating activities	(45,000)	(919,000)
Investing activities: Acquisition of furniture and equipment Proceeds from sale of equipment Capitalization of software costs Net cash acquired in acquisition	(270,000) 0 0 0	(290,000) 5,000 (319,000) 165,000
Net cash used in investing activities	(270,000)	(439,000)

Financing activities:
     Net line of credit borrowings (repayments)
     Proceeds from private offering
     Payments of related party note payable
     Payments of other notes payable
     Payments on capital lease obligations
     Payments of dividends
     Proceeds from issuance of common shares
     Proceeds from stock options exercised

	138,000 0 (51,000) (111,000) (43,000) (6,000) 0 156,000	(720,000) 1,410,000 0 (46,000) (6,000) (7,000) 999,000 15,000
Net cash provided by financing activities	83,000	1,645,000
Net increase (decrease) in cash Cash at beginning of period	(232,000) 260,000	287,000 25,000
Cash at end of period	$ 28,000 ==========	$ 312,000 =========

Supplemental disclosure of cash flow data: Interest paid	$ 99,000 ==========	$ 101,000 =========
Income taxes paid	$ 81,000 ==========	$ 317,000 =========
Supplemental disclosure of noncash investing and financing activities: Common stock issued upon exercise of stock options in exchange for subscriptions receivable from Company officers		$ 64,000 =========
Acquisition of equipment under capital lease obligations		$ 26,000 =========
Offset of subscriptions receivable from Company officers with accrued compensation	$ 45,000 ==========

See Notes to Condensed Consolidated Financial Statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)    In the opinion of the Registrant, the unaudited financial information in this report reflects all adjustments, consisting only of normal recurring accruals, which are considered necessary for a fair presentation of its financial position as of March 29, 2003 and its results of operations and cash flows for the periods shown.  Certain information and footnote disclosures normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to SEC regulations.  It is suggested that these financial statements be read in conjunction with the audited financial statements included in the Registrant's Report on Form 10-KSB for the fiscal year ended June 30, 2002.

(2)    Basic income (loss) per common share is calculated by dividing income (loss) applicable to common stock by the weighted average number of common shares outstanding during the period.  The calculation of diluted income per common share is similar to that of basic income per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, principally those issuable upon the conversion of notes and the exercise of stock options, were issued during the period.  For the three and nine months ended March 29, 2003, the assumed exercise of stock options, conversion of convertible notes payable, and the interest associated with the notes have not been presented because they would have been antidilutive.

         The following table summarizes the calculation of basic and diluted income (loss) per common share for each period:

	Three months ended		Nine months ended
	March 29, 2003	March 30, 2002	March 29, 2003	March 30, 2002
Numerators: Net income (loss) Deduct - preferred and preference dividend requirements	$(387,000) 3,000	$ 52,000 3,000	$(847,000) 6,000	$269,000 7,000
Income (loss) applicable to common stock - basic (A)	(390,000)	49,000	(853,000)	262,000
Income (loss) applicable to common stock - diluted (B)	$(390,000) ========	$ 49,000 =======	$(853,000) ========	$262,000 =======

Denominators: Weighted average shares for basic income (loss) per common share (C) Add effects of dilutive securities from assumed exercise of stock options and warrants and conversion of notes payable	5,300,648	3,949,914 241,596	5,072,864	3,949,914 230,958
Weighted average shares for diluted income (loss) per common share (D)	5,300,648 =======	4,191,510 =======	5,072,864 =======	4,180,872 =======
Basic income (loss) per common share (A/C)	$ (0.07) =======	$ 0.01 =======	$ (0.17) =======	$ 0.07 =======
Diluted income (loss) per common share (B/D)	$ (0.07) =======	$ 0.01 =======	$ (0.17) =======	$ 0.06 =======

(3)    The results of operations for the nine months ended March 29, 2003 are not necessarily indicative of the results to be expected for the full year ending June 30, 2003.

(4)    The Company's fiscal year is from July 1 through June 30.  The Company uses the 5-4-4 weeks per period method for each quarter; periods one (July) and twelve (June) may vary slightly in the actual number of days due to the beginning and end of each fiscal year.

(5)    The Company's primary source of liquidity is its $1,500,000 revolving line of credit facility under a loan agreement with Comerica Bank-California that expires on December 28, 2003.  The loan is collateralized by all of the Company's assets including contract receivables.  Comerica Bank-California advances funds to the Company of up to 80% of the Company's billed contract receivables which are less than 90 days old.  Comerica Bank-California charges an interest rate of 0.750% over prime.  Comerica Bank-California requires the Company to maintain certain covenants; at this time the Company is not in compliance with all of those covenants.  Accordingly, the long-term portion of the working capital loan has been reclassified to current liabilities.  The Company is currently seeking a waiver from the Bank.

(6)    The Company had reported segment information in its previous filings for the operations associated with its SYS Government Services Division and Testmasters Division (the "Testmasters Segment") in the same format as reviewed by its Chief Operating Decision Maker (the "CODM"). The sales, operating income and assets of the Testmasters Segment no longer meet the thresholds that require separate disclosure and the CODM no longer separately reviews such information. Accordingly, the Company discontinued reporting segment information in the second quarter of the year ending June 30, 2003.

        Substantially all of the Company's operations are conducted in the United States.

(7)    The following table summarizes certain information regarding stock options issued under the SYS 1997 Incentive Stock Option and Restricted Stock Plan and warrants issued for the nine month periods ended:

	March 29, 2003
	Shares or Price Per Share	Weighted Average Exercise Price
Balance outstanding at beginning of period	1,689,200	$1.01
Granted	412,000	$1.28
Exercised	(225,800)	$0.76
Cancelled	____________
Balance outstanding at end of period	1,875,400 ===========	$1.10
Price range at end of period	$0.47 to $2.27
Weighted average fair value of options and warrants granted during the period	$0.75 ===========

    The Company accounts for stock options granted to employees under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations, and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".  Accordingly, only the intrinsic value has been recognized in the financial statements as expense.  Had the Company's options been determined based on the fair value method, the results of operations would have been reduced to the pro forma amounts indicated below:

	Three months ended		Nine months ended
	March 29, 2003	March 30, 2002	March 29, 2003	March 30, 2002
Net income (loss) applicable to common stock - as reported	$ (390,000)	$ 49,000	$ (853,000)	$ 262,000
Deduct total stock-based employee compensation expense determined under fair value- based method for all awards	(60,000)	(47,000)	(183,000)	(142,000)
Net income (loss) applicable to common stock - pro forma	$ (450,000) ==========	$ 2,000 ==========	$ (1,036,000) ==========	$ 120,000 ==========
Basic income (loss) per common share: As reported	$ (0.07) ==========	$ 0.01 ==========	$ (0.17) ==========	$ 0.07 ==========
Pro forma	$ (0.08) ==========	$ 0.00 ==========	$ (0.20) ==========	$ 0.03 ==========
Diluted income (loss) per common share: As reported	$ (0.07) ==========	$ 0.01 ==========	$ (0.17) ==========	$ 0.06 ==========
Pro forma	$ (0.08) ==========	$ 0.00 ==========	$ (0.20) ==========	$ 0.03 ==========

    On September 13, 2002, the Company issued 54,443 shares of common stock to the Company's 401(k)/Employee Stock Ownership Plan.  These shares, which had a fair value of $73,000, were part of the Company's contribution on behalf of the employees for 2002.

(8)    On March 19, 2003, the Company was served notice that it was named in a lawsuit filed in the Superior Court of California, County of Orange, on March 10, 2003.  The lawsuit was brought by associates of former Company Chairman and Chief Executive Officer, Robert D. Mowry who had a relationship with Mowry through Big Canyon Investments, Inc. and UniPrise, Inc.  The Plaintiffs are George M. Colin, William Czapar, Dan Birdsall and Brian Patterson.  In addition to the Company, the Defendants are Robert Mowry, an individual; William Zures, an individual; UniPrise, Inc., a California corporation; Acrylis, Inc., a Delaware corporation; Big Canyon Investments, Inc., a California corporation; Caldera International, Inc., a Utah corporation and several Does.

    The lawsuit lists four causes of action, but the Company is named only in the fourth.  The fourth cause of action is for breach of installment factoring agreements.  The Company believes that the factoring agreements were between the Plaintiffs and UniPrise.  While the Plaintiffs allege that the Company was represented by an agent (Mowry) in these factoring agreements, the Company has received a Declaration from Mowry stating, among other things, "The Factoring Agreements were made by and between Plaintiffs and UniPrise.  SYS was not a party to them, had no knowledge of them and did not benefit from them".

    The Plaintiffs claim to have suffered losses and seek damages of the principal amounts of $980,000, plus interest, administrative fees and other consideration.  The Company has hired counsel and will vigorously defend the lawsuit.  While the Company believes it has no liability in this matter, there can be no assurance that the Plaintiffs will not be successful in asserting that the Company is liable to them.  The Company is not able to predict the outcome of this litigation and there can be no assurance that the Company will not incur substantial and protracted litigation costs.

(9)    On December 20, 2002, the Company entered into a Letter of Intent with the holders of approximately 80% of the outstanding shares of AP Labs, Inc. (AP Labs) to acquire all of their shares of AP Labs.  AP Labs is a government contractor that provides commercial off-the-shelf solutions and custom turnkey products, specializing in the design, development and manufacturing of rugged enclosures and integrated systems for high-end defense, aerospace and commercial markets.  AP Labs also provides in-house precision sheet metal fabrication, wiring harnesses, and circuit card and enclosure assemblies. Most of AP Labs customers are prime defense contractors.

     As of March 29, 2003, the Company had incurred external acquisition expenses of $141,000, all of which have been charged to operations.  The Company will have additional acquisition expenses in the last quarter of this fiscal year.

(10)    As previously reported, the Company and four employees were sued in Virginia by Systems Integration & Research, Inc. ("SIR") in February 2002, which claimed that the Company and four employees had conspired to divert a contract that SIR was performing for the U.S. Navy.  The Company had sued SIR, its former Chairman and CEO and C-Cubed, Corp., its parent, in California alleging damages suffered by the Company as a result of a failed acquisition attempt by the Company of SIR.  In January of 2003, all of SIR's claims against the Company and the four employees and all of the Company's claims against SIR and C-Cubed, Corp. were dismissed.  However, the Company is continuing to pursue its case against the former Chairman and CEO of SIR.

    In connection with the dismissal of the lawsuit, on January 9, 2003, the Company signed a license agreement with C-Cubed Corp. ("C-Cubed") whereby the Company received a five year exclusive license to manufacture and sell C-Cubed's "ViewCASE".  ViewCASE is a portable, briefcase-sized videoconferencing system.  The Company agreed to pay C-Cubed $150,000 in cash and 261,552 shares of the Company's common stock with a fair value of approximately $600,000.  At December 28, 2002, the Company charged $750,000 of litigation settlement costs to operations.

    During the nine months ended March 29, 2003, the Company incurred legal costs of approximately $291,000 in a successful defense of the lawsuit filed against it by C-Cubed Corp, which has been dismissed and settled.  The Company anticipates a $100,000 reduction in these legal costs due to insurance claims.  During the nine months ended March 29, 2003, the Company recorded a reduction in legal expense of $100,000 and a receivable from various insurance companies of $100,000, which is classified in other current assets on the balance sheet.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.
		261,552 OF COMMON STOCK SYS 5050 Murphy Canyon Road Suite 200 San Diego, California 92123 (858) 715-5500 _____________ PROSPECTUS _____________ June 30, 2003
TABLE OF CONTENTS	Page
Prospectus Summary	1
Risk Factors	2
Notice About Forward-Looking Statements	5
Recent Financings	6
Use Of Proceeds	6
Market For Common Equity and Related Shareholder Matters	6
Dividend Policy	7
Business	7
Legal Proceedings	15
Management's Discussion and Analysis Of
Financial Condition and Results Of Operations	15
Management	22
Certain Relationships And Related Transactions	28
Security Ownership Of Certain Beneficial Owners and Management	29
Description of Securities	30
Indemnification For Securities Act Liabilities	31
Plan Of Distribution	32
Selling Shareholder	33
Legal matters	34
Experts	34
Available Information	34
Index To Financial Statements	34

June 27, 2003

Ms. Maryse Mills-Apenteng
United States
Securities and Exchange Commission
Division of Corporate Finance
Mail Stop 4-6
Washington, D.C. 20549

RE: Request for Acceleration

Dear Ms. Mills-Apenteng:

SYS hereby requests acceleration of the effective date of the registration statement on Form SB-2 filed June 9, 2003.  We request that the effective date be July 2, 2003 at 4:00 p.m., EDT.

Please contact me at 858-715-5500, extension 302 if you have any questions.

Sincerely,

/s/ Michael W. Fink
Michael W. Fink
Chief Financial Officer

cc:  Otto Sorensen, Esq.

MWF03.033

*****